PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
File Number 333-132942

AEGIS ASSESSMENTS, INC.

20,533,335 shares of our common stock

This prospectus relates to the resale by the selling stockholders of up to 20,533,335 shares of common stock, including up to (i) 9,333,334 shares of common stock issuable upon conversion of $800,000 aggregate principal amount secured convertible promissory notes issued to certain selling stockholders based upon an assumed conversion price of $0.15 per share, (ii) 80,000 shares of common stock issuable upon exercise of warrants issued to vFinance Investments, Inc. based upon an exercise price of $0.1875 per share, (iii) 453,333 shares of common stock issuable upon exercise of warrants issued to Harborview Capital Management LLC based upon an exercise price of $0.1875 per share, (iv) 5,333,334 shares of common stock issuable upon the exercise of Class A Warrants issued to holders of the foregoing notes based upon an assumed exercise price of $0.25 per share, and (v) 5,333,334 shares of common stock issuable upon the exercise of Class B Warrants issued to holders of the foregoing notes based upon an assumed exercise price of $0.60 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds upon the exercise of the warrants described throughout this prospectus in the event that such warrants are exercised. We will bear all costs associated with this registration.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the over-the-counter bulletin board under the symbol “AGSI.” The closing price of our common stock as reported on the over-the-counter bulletin board on March 31, 2006 was $0.33.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2006.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	5
Use Of Proceeds	14
Market For Common Equity And Related Stockholder Matters	14
Management’s Discussion And Analysis	17
Off-Balance Sheet Arrangements	22
Effect Of Inflation And Changes In Prices	22
Business	22
Description Of Property	32
Legal Proceedings	32
Management	33
Description Of Securities	39
Indemnification For Securities Act Liabilities	41
Selling Stockholders	42
Plan Of Distribution	44
Legal Matters	45
Experts	45
Changes In And Disagreements With Accountants	45
Available Information	46
Index To Financial Statements	47

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

We issue from time to time securities convertible or exercisable into common stock. We cannot predict the actual number of shares that we will be required to issue upon exercise or conversion because this number depends on variables that cannot be known precisely until the conversion or exercise date. The most significant of these variables is the closing price of our common stock on a certain day or during certain specified periods of time. Nevertheless, we can estimate the number of shares of common stock that may be issued using certain assumptions (including but not limited to assuming a conversion and/or exercise date). These calculations are illustrative only and will change based, among other things, on changes in the market price of our common stock and the number of outstanding shares.

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In making a decision to invest in our common stock, you must conduct your own evaluation of the information provided on our company, including, among other things, its business, financial condition and results of operations, the terms of this offering and the common stock, our capital structure, our recent acquisitions and the risk factors and uncertainties. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock due to your particular circumstances.

In this prospectus, “Aegis,” the “Company,” “we,” “us” and “our” refer to Aegis Assessments, Inc., unless the context otherwise requires.

This prospectus contains trademarks, service marks and registered marks of Aegis Assessments, Inc. Unless otherwise provided in this prospectus, as amended and supplemented from time to time, trademarks identified by ® and ™ are registered trademarks or trademarks, respectively, of Aegis Assessments, Inc. All other trademarks, trade names and service names are the properties of their respective owners.

Our principal offices are located at 7975 North Hayden Road, Suite D363, Scottsdale, Arizona 85258, and our telephone number is (480) 778-9140. Our web site is located at http://www.aegiscorporate.com. Information contained on our web site is not part of this prospectus. We were formed under the laws of the State of Delaware.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, the “Risk Factors” section on page 5, and the financial statements and the notes to the financial statements beginning on page F-1. You should also review the other available information referred to in the section entitled “Available Information” on page 46. As used throughout this prospectus, the terms “Aegis,” the “Company,” “we,” “us,” and “our” refer to Aegis Assessments, Inc., a Delaware corporation.

General Overview

We incorporated the Company on January 16, 2002. Prior to our incorporation, our business plan was to provide vulnerability assessments and emergency communications systems to schools and government facilities. Our goal was to improve public safety emergency communications and allow seamless communication between police, fire and emergency medical personnel responding to an emergency at a school or other government facility.

Unfortunately, prior to September 11, 2001, there were limited funds available in school budgets for emergency communications systems. As we developed our system, the Aegis SafetyNet™, it became apparent that there were significant law enforcement, military and commercial security applications for this system. Our focus is now on developing these applications by productizing our wireless communications technologies and selling those products to both the government and private sectors. Our first product, the Aegis SafetyNet RadioBridge™, allows most two-way radios to be interconnected regardless of frequency, modulation or encryption scheme. Our products have significant law enforcement, military and commercial security applications and enable emergency responders to operate with increased effectiveness. Our goal is to be the standard in wireless systems that improve emergency response capabilities for both the public and private sector.

Our principal offices are located at 7975 North Hayden Road, Suite D363, Scottsdale, Arizona 85258, and our telephone number is (480) 778-9140. Our web site is located at http://www.aegiscorporate.com. Information contained on our web site is not part of this prospectus. We were formed under the laws of the State of Delaware.

Recent Developments

Private Placement

On February 16, 2006, we entered into (and simultaneously completed the transaction contemplated thereby) a Subscription Agreement, as amended, with the entities listed below pursuant to which we issued $500,000 principal amount of secured convertible notes and related securities. On March 16, 2006, we amended the original Subscription Agreement (and simultaneously completed the transaction contemplated thereby) to include an additional $300,000 principal amount of secured convertible notes and related securities.

Name	Aggregate Principal Amount of Notes	Class A Warrants	Class B Warrants

Alpha Capital Aktiengesellschaft	$350,000	2,333,334	2,333,334
Harborview Master Fund LP	$225,000	1,500,000	1,500,000
DKR Soundshore Oasis Holding Fund Ltd.	$225,000	1,500,000	1,500,000
Total	$800,000	5,333,334	5,333,334

The following summarizes the principal terms of the transaction:

Terms of the Secured Convertible Promissory Notes

Pursuant to the Subscription Agreement, as amended, we sold to the parties listed above an aggregate of $800,000 principal amount of secured convertible notes, together with warrants to purchase an aggregate of 10,666,668 shares of our common stock.

These notes will be senior to or pari passu with all our current and future indebtedness and we will pledge all of our assets as collateral for the notes. Additional terms of the secured convertible notes include:

•                                          Unless converted or redeemed as described below, the secured convertible notes are due on February 17, 2007.

•                                          10% annual interest, payable in shares of our common stock upon each conversion as described below, and in cash upon redemption.

•                                          While the notes are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price, then the conversion price of these secured convertible notes will be reduced to the same price. If we issue any variable priced equity securities or variable price equity linked securities, then the conversion price of these secured convertible notes will be reduced to the lowest issue price applied to those securities.

•                                          The notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $0.15 per share (which was 60% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the first closing of the transaction).

•                                          The conversion price is subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, reclassifications, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $0.15 per share, subject to adjustment as set forth above.

•                                          The number of shares of our common stock acquired by any holder upon conversion of the notes is limited to the extent necessary to ensure that following the conversion the total number of shares of our common stock beneficially owned by the holder does not exceed 4.99% of our issued and outstanding common stock.

Terms of the Warrants

We issued Class A Warrants to purchase up to 5,333,334 shares of our common stock, and Class B Warrants to purchase up to 5,333,334 shares of our common stock. The Class A Warrants are exercisable for five years from the date of issuance at an exercise price of $0.25 per share, which was 99% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the first closing of the transaction. The Class B Warrants are exercisable for three years from the date of issuance at an exercise price of $0.60 per share, which was 238% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the first closing of the transaction.

The exercise prices of the warrants are also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial exercise price of $0.25 for the Class A Warrants, and $0.60 for the Class B Warrants, each as subject to adjustment.

The Class A Warrants and the Class B Warrants each include a “cashless exercise” feature, which permits the holder to exercise the warrants by surrender of a portion of the warrants. The cashless exercise feature is available to the holder, if at the time of exercise, there is not in effect a registration statement covering the shares underlying the warrants.

Registration of Common Stock

We agreed to file a registration statement with the Securities and Exchange Commission registering the shares of common stock issuable upon the conversion of the notes and the exercise of the warrants. We have also granted the purchaser’s piggy-back registration rights under certain circumstances. If we had failed to file the registration statement on a timely basis, or if it is not declared effective by the Securities and Exchange Commission within a maximum of 120 days from the filing date, we are required to pay to the investors liquidated damages equal to 1.0% of the amount invested and shall pay to the investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period.

Right of First Offer

For one year from the date the registration statement is declared effective by the Securities and Exchange Commission, the note holders will have the right of first offer to purchase all or part of any private financing, subject to carve outs for employee options plans, the issuance of stock for situations involving strategic partnerships, acquisition candidates, and the issuance of stock in connection with the conversion of the notes or exercise of the warrants.

Placement Agent Fees; Other Fees

We engaged vFinance Investments, Inc. and Harborview Capital Management LLC as the placement agents in connection with the private placement. Under our agreement with vFinance Investments, Inc. we paid them an aggregate cash fee of $80,000 in connection with the first and second closings of the transaction (10% of the aggregate principal amount of the notes). In addition, we issued to vFinance Investments, Inc. warrants to purchase up to 80,000 shares of our common stock at $0.1875 per share. We also issued to Harborview Capital Management LLC warrants to purchase up to 453,333 shares of our common stock at $0.1875 per share.  The warrants issued to vFinance Investments, Inc. and Harborview Capital Management LLC have the same terms as the warrants issued to the investors.

Summary Financial Information

In the table below, we provide you with our historical summary financial data for the fiscal years ended July 31, 2005 and 2004, derived from our audited financial statements. We also provide below our financial data for the six month periods ended January 31, 2006 and 2005, derived from our unaudited financial statements. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis” beginning on page 17 of this prospectus and our financial statements and related notes beginning on page F-1.

	For the Six Month Period Ended January 31,		For the Year Ended July 31,
Statements of operations:	2006	2005	2005	2004
	(Unaudited)		(Audited)

Revenue	—	$6,000	$58,447	$12,545
Operating Expense
Cost of Equipment Sold	—	4,500	31,500	3,600
General and Administrative Expenses – Other	$851,806	3,893,651	6,401,034	8,923,935
Consulting Fees – Related Party	—	—	—	53,588
Total Operating Expenses	$851,806	$3,898,151	$6,432,534	$8,981,123
Other Income/Loss
Loss on Interest Rate Derivative Swap	$36,002	—	$43,450	—
Loss on Equity Swap	3,400,000	—	500,000	—
Loss Before Provision for Income Taxes	$(4,287,808)	$(3,892,151)	$(6,917,537)	$(8,968,578)
Provision for Income Taxes	—	—	—	—

Net Loss	$(4,287,808)	$(3,892,151)	$(6,917,537)	$(8,968,578)

Unrealized loss on marketable securities	$9,860	—	$76,356	—

Total Comprehensive Loss	$(4,277,948)	$(3,892,151)	$(6,993,893)	$(8,968,578)

Balance sheet data:	As of January 31, 2006	As of July 31, 2005
	(Unaudited)	(Audited)

Cash and Cash Equivalents	$25,464	$55,508
Total Assets	5,618,888	5,647,406
Total Liabilities and Stockholder’s Equity	5,618,888	5,647,406

The Offering

Common stock offered by selling stockholders . . . . . . .

Up to 20,533,335 shares of our common stock, which includes up to
(i) 9,333,334 shares of common stock issuable upon conversion of $800,000 aggregate principal amount secured convertible promissory notes issued to certain selling stockholders based upon an assumed conversion price of $0.15 per share, (ii) 80,000 shares of common stock issuable upon the exercise of warrants issued to vFinance Investments, Inc. based upon an assumed exercise price of $0.1875 per share, (iii) 453,333 shares of common stock issuable upon exercise of warrants issued to Harborview Capital Management LLC based upon an assumed exercise price of $0.1875 per share, (iv) 5,333,334 shares of common stock issuable upon the exercise of Class A Warrants issued to holders of the foregoing notes based upon an exercise price of $0.25 per share, and (v) 5,333,334 shares of common stock issuable upon the exercise of Class B Warrants issued to holders of the foregoing notes based upon an exercise price of $0.60 per share. This number represents 39% of the total number of shares to be outstanding following this offering assuming the exercise of all securities being registered as of April 3, 2006.

Common stock to be outstanding after the offering . . . .	Up to 52,964,843 shares assuming the exercise and conversion of all securities being registered as of April 3, 2006.

Risk factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	See “Risk Factors,” beginning on page 5 for a description of certain factors you should consider before making an investment in our common stock.

Use of proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise, if any, of the warrants. We expect to use the proceeds received from any exercise of warrants for general working capital purposes.

Over-The-Counter Bulletin Board Symbol . . . . . . . . . .	AGSI.

The above information regarding common stock to be outstanding after the offering is based on 32,431,508 shares of common stock outstanding as of January 31, 2006 and assumes the subsequent issuance of common stock to the selling stockholders, conversion of the promissory notes, and exercise of the warrants by our selling stockholders.

RISK FACTORS

An investment in our common stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors in addition to the other information contained in this report. The following risk factors, however, may not reflect all of the risks associated with our business or an investment in our common stock. YOU SHOULD NOT BUY THESE SECURITIES UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.

Risks Related to Our Business

We may need significant infusions of additional capital.

To date, we have relied almost exclusively on outside financing to obtain the funding necessary to operate the business. Based upon our current cash reserves and forecasted operations, we may need to obtain additional outside funding in the future in order to further satisfy our cash requirements. Our need for additional capital to finance our business strategy, operations, and growth will be greater should, among other things, revenue or expense estimates prove to be incorrect. We cannot predict the timing or amount of our capital requirements at this time. If we fail to arrange for sufficient capital on a timely basis in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. Debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

We may face significant competition, including from companies with greater resources, which could adversely affect our revenues, results of operations and financial condition.

There are existing companies that offer or have the ability to develop products and services that will compete with those that we currently offer or may offer in the future. These include large, well-recognized companies that have substantial resources and established relationships in the markets in which we compete. Their greater financial, technical, marketing, and sales resources may permit them to react more quickly to emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of competing products and services. Emerging companies also may develop and offer products and services that compete with those that we offer. Increased competitive pressure could lead to reduced market share, as well as lower prices and reduced margins for our products, which would adversely affect our results of operations and financial condition. We cannot assure you that we will be able to compete successfully in the future.

We depend materially upon acceptance of our products by specific agencies and markets and if these agencies and markets do not purchase or are not receptive to our products, our revenues will be adversely affected and we may not be able to expand into other markets.

Our business and results of operations will be materially and adversely affected if a substantial number of law enforcement, fire, rescue, other emergency response and public safety agencies, as well as commercial end users for homeland security and life safety applications, do not purchase our SafetyNet products. In addition, we may not be able to expand sales of our products into other markets if our products are not widely accepted by these agencies or markets. This also would have an adverse affect on our business and results of operations.

Our growth prospects will be diminished if our SafetyNet products are not widely accepted.

We have generated minimal revenue to date from the sale of our SafetyNet products. Until recently, our funding came primarily from the sale of our equity and debt securities. However, we expect to generate revenues from the sale of our SafetyNet products. We expect to depend on sales of these products, primarily the SafetyNet RadioBridge, for the foreseeable future. A decrease in the prices of or demand for these product lines, or their failure to achieve broad market acceptance, would significantly harm our growth prospects, operating results and financial condition.

 If we are unable to manage our projected growth, our growth prospects may be limited and our future profitability may be adversely affected.

We expect our business to grow in the near future. Rapid expansion may strain our current managerial, financial, operational, and other resources. If we are unable to manage our growth, our business, operating results and financial condition could be adversely affected. We will need to continually improve our operations and our financial, accounting, and other internal control systems in order to manage our growth effectively. Any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.

We may face personal injury and other liability claims that could harm our reputation and adversely affect our sales and financial condition.

Our products will be depended upon in emergency, rescue and public safety situations that may involve physical harm or even death to individuals, as well as potential loss or damage to real and personal property. Our products may be associated with these injuries or other losses. A person who sustains injuries, the survivors of a person killed, the owner of damaged or destroyed property in a situation involving the use of our products, or the owner of a facility at which such injury, death or loss occurred may bring legal action against us to recover damages on the basis of theories including personal injury, wrongful death, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. If successful, such claims could have a material adverse effect on our operating results and financial condition. Significant litigation could also result in a diversion of management’s attention and resources, negative publicity and an award of monetary damages in excess of our insurance coverage.

Our future success will depend on our ability to expand sales through channel partners, which may include distributors, dealers, and independent sales representatives; our inability to take advantage of our existing distribution network or recruit new distributors, dealers, or independent sales representatives may negatively affect our sales.

Our distribution strategy is to pursue sales through multiple channels with an emphasis on major value-added resellers such as GTSI Corp. Because our relationship with GTSI Corp. is non-exclusive, we also retain the right to develop sales through independent distributors, dealers, and sales representatives. Our inability to successfully sell our products through value-added resellers or our inability to retain other distributors, dealers, and sales representatives who can successfully sell our products would adversely affect our sales. In addition, if we do not competitively price our products, meet the requirements of our end-users, provide adequate marketing support, or comply with the terms of our distribution arrangement, GTSI Corp. may fail to aggressively market our products or may terminate its relationship with us. These developments would likely have a material adverse effect on our sales. Our reliance on others to sell our products also makes it more difficult to predict our revenues, cash flow and operating results.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement, fire, rescue, other emergency response and public safety agencies, as well as commercial end users for homeland security and life safety applications consider a wide range of issues before committing to purchase our products, including product benefits, training costs, the cost to use our products in addition to or in place of other products, product reliability and budget constraints. The length of our sales cycle may range from a few weeks to as long as several years. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. If these potential customers do not purchase our products, we will have expended significant resources and received no revenue in return. This could adversely affect our operating results and financial condition.

Many of our end-users are subject to budgetary and political constraints that may delay or prevent sales.

Many of our end-user customers currently are military, government agencies or entities or para-military or quasi-government entities or agencies. These entities and agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these entities and agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an entity or agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints. Some orders also may be canceled or substantially delayed due to budgetary, political or other scheduling delays that frequently occur in connection with the acquisition of products by such entities or agencies.

Many of our end-users rely on state and federal grants to obtain the necessary funding to purchase our products, the delay or unavailability of which could adversely affect our sales and results of operations.

The Department of Homeland Security, or DHS, currently awards funding grants for the purchase of communications equipment that provides interoperability to first responders. These funds are granted through the State Homeland Security Grant Program, the Urban Area Security Initiative, and other grants administered by the Office of Domestic Preparedness, the Federal Emergency Management Agency, and the Transportation Security Administration. Other Federal agency programs include Department of Justice grants for counter-terrorism and general-purpose law enforcement activities through the Office of Community Oriented Policing Services, which distributes funding through a wide range of programs, both as grants and cooperative agreements. Additionally, many grants are administered directly through state agencies and administrative offices. Budgetary, political or other constraints or delays in providing, or the availability of funding through, these grant programs could preclude many of our end-users from being able to purchase our products, which would have an adverse impact on our revenues, results of operations and financial condition.

If we are unable to protect our intellectual property, we may lose a competitive advantage or incur substantial litigation costs to protect our rights.

Our success depends both on our internally developed technology and on third party technology. We rely on a variety of trademarks, service marks, and designs to promote our brand names and identity. We also rely on a combination of provisional patents, contractual provisions, confidentiality procedures, trademarks, copyrights, trade secrecy, unfair competition, and other intellectual property laws to protect the proprietary aspects of our products. The steps we take to protect our intellectual property rights may not be adequate to protect our intellectual property and may not prevent our competitors from gaining access to our intellectual property and proprietary information. In addition, we cannot provide assurance that courts will always uphold our intellectual property rights or enforce the contractual arrangements that we have entered into to protect our proprietary technology.

Third parties may infringe or misappropriate our copyrights, trademarks, service marks, patents, and other proprietary rights. Any such infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition, and results of operations. In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.

We may decide to initiate litigation in order to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of our proprietary rights. Any such litigation could result in substantial expense, may reduce our profits, and may not adequately protect our intellectual property rights. In addition, we may be exposed to future litigation by third parties based on claims that our products or services infringe their intellectual property rights. Any such claim or litigation against us, whether or not successful, could result in substantial costs and harm our reputation. In addition, such claims or litigation could force us to do one or more of the following:

•                                          ceases selling or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

•                                          obtain a license from and/or make royalty payments to the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all;

•                                          diverts management’s attention from our business;

•                                          redesign or, in the case of trademark claims, rename our products or services to avoid infringing the intellectual property rights of third parties, which may not be possible and in any event could be costly and time-consuming.

Even if we were to prevail, such claims or litigation could be time-consuming and expensive to prosecute or defend, and could result in the diversion of our management’s time and attention. These expenses and diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Defects in our products could reduce demand for our products and result in a loss of sales, delay in market acceptance and injury to our reputation.

Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. Defects in our products may result in a loss of sales, delay in market acceptance and injury to our reputation, increased warranty costs, recalls and costs associated with such recall efforts. In addition, defects in our products could result in personal injuries or death, as well as significant property damage. Any of these events could have a material adverse affect on our revenues, results of operations and financial condition.

Component shortages could result in our inability to produce sufficient volume to adequately sustain customer demand. This could result in a loss of sales, delay in deliveries and injury to our reputation.

Components used in the manufacture of our products may become unavailable or may be discontinued. Delays caused by industry allocations, or obsolescence may take weeks or months to resolve. In some cases, parts obsolescence may require a product re-design to ensure quality replacement parts. These delays could cause significant delays in manufacturing and loss of sales, leading to adverse effects significantly impacting our financial condition.

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results may vary significantly in the future due to various factors, including, but not limited to increases or decreases in sales, increased raw material expenses, changes in our operating expenses, market acceptance of our products and services, regulatory changes that may affect the marketability of our products, and budgetary cycles of our targeted customer base. As a result of these and other factors, we believe that period-to-period comparisons of our operating results may not be meaningful in the short term and that you should not rely upon our performance in a particular period as indicative of our performance in any future period.

We depend upon our executive officers and key personnel.

Our performance depends substantially on the performance of our executive officers and other key personnel. The success of our business in the future will depend on our ability to attract, train, retain and motivate high quality personnel, especially highly qualified technical and managerial personnel. The loss of services of any executive officers or key personnel could have a material adverse effect on our business, revenues, results of operations or financial condition. We maintain key person life insurance on the lives of our CEO and President.

Competition for talented personnel is intense, and there is no assurance that we will be able to continue to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future. Our senior management currently defers a large percentage of their annual salaries and there can be no assurance that they will continue to perform services for the company without receiving full compensation. In addition, market conditions may require us to pay higher compensation to qualified management and technical personnel than we currently anticipate. Any inability to attract and retain qualified management and technical personnel in the future could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We may face risks as we expand our business into international markets.

We currently are exploring opportunities to offer our products in foreign markets. We have limited experience in developing and marketing our services internationally, and we may not be able to successfully execute our business model in markets outside the United States. We will face a number of risks inherent in doing business in international markets, including the following:

•                                          changing regulatory requirements;

•                                          fluctuations in the exchange rate for the United States dollar;

•                                          the availability of export licenses;

•                                          unexpected changes in regulatory requirements;

•                                          potentially adverse tax consequences;

•                                          political and economic instability;

•                                          changes in diplomatic and trade relationships;

•                                          difficulties in staffing and managing foreign operations, tariffs and other trade barriers;

•                                          complex foreign laws and treaties;

•                                          changing economic conditions;

•                                          difficulty of collecting foreign accounts receivable; and

•                                          exposure to different legal standards, particularly with respect to intellectual property and distribution of products.

In addition, we would be subject to the Foreign Corrupt Practices Act, which prohibits us from making payments to government officials and others in order to influence the granting of contracts we may be seeking. Our non-U.S. competitors are not subject to this law and this may give them a competitive advantage over us.

To the extent that international operations represent a significant portion of our business in the future, our business could suffer if any of these risks occur.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-KSB for the fiscal year ending June 30, 2007, we will be required to furnish a report by our management on our internal control over financial reporting. The internal control report must contain (i) a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting, (ii) a statement identifying the framework used by management to conduct the required evaluation of the effectiveness of our internal control over financial reporting, (iii) management’s assessment of the effectiveness of our internal control over financial reporting as of the end of our most recent fiscal year, including a statement as to whether or not internal control over financial reporting is effective, and (iv) a statement that the Company’s independent auditors have issued an attestation report on management’s assessment of internal control over financial reporting.

In order to achieve compliance with Section 404 of the Act within the prescribed period, beginning in our next fiscal year, we will need to engage in a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. In this regard, management will need to dedicate internal resources, engage outside consultants and adopt a detailed work plan to (i) assess and document the adequacy of internal control over financial reporting, (ii) take steps to improve control processes where appropriate, (iii) validate through testing that controls are functioning as documented and (iv) implement a continuous reporting and improvement process for internal control over financial reporting. We can provide no assurance as to our, or our independent auditors’, conclusions at the prescribed periods with respect to the effectiveness of our internal control over financial reporting under Section 404 of the Act. There is a risk that neither we nor our Independent auditors will be able to conclude at the prescribed period that our internal controls over financial reporting are effective as required by Section 404 of the Act.

During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Risks Related to Our Securities

The sale of the shares of our common stock acquired in private placements could cause the price of our common stock to decline.

In February and March 2006, we completed a transaction in which we issued a total of $800,000 principal amount of secured convertible notes due February 17, 2007. The transaction further included warrants to purchase an aggregate of 10,666,668 shares of our common stock. As required under the terms of the transaction, we are required to file a registration statement with the United States Securities and Exchange Commission under which the investors may resell to the public common stock acquired upon the conversion of the notes, as well as common stock acquired upon the exercise of the warrants.

The selling stockholders under the registration statement may sell none, some or all of the shares of common stock acquired from us, as well as common stock acquired upon the exercise of the warrants held by them. We have no way of knowing whether the selling stockholders will sell the shares covered by the registration statement. Depending upon market liquidity at the time, a sale of shares covered by the registration statement at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this prospectus, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The large number of shares underlying the derivative securities we issued in our recent private placement may be available for future sale and the sale of these shares may depress the market price of our common stock.

The issuance of common stock to the investors in our recent private placement upon the conversion or exercise of the derivative securities that they hold may cause downward pricing pressure and will dilute our stockholders’ percentage of ownership. The convertible promissory notes sold in the offering are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $0.15 per share, which was 60% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the first closing of the transaction. In addition, the sale of the common stock issued upon the exercise of the related warrants issued to the investors will also place downward pricing pressure on our common stock.

We also expect to pay 10% annual interest on the convertible promissory notes, payable in shares of our common stock. This will further dilute our stockholders ownership and put additional downward pricing pressure on the common stock.

We have increased the amount of our secured indebtedness as a result of our recent private placement of convertible secured promissory notes.

All of our material assets have been pledged as collateral for the $800,000 in principal amount of the convertible promissory notes that we sold in our recent private placement. In addition to the security interest in our assets, the promissory notes carry substantial covenants that impose significant requirements on us, including, among others, requirements that:

•                                          we pay principal and other charges on the promissory notes;

•                                          we use the proceeds from the sale of the promissory notes only for permitted purposes;

•                                          while the promissory notes are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price then the conversion price of the promissory notes will be reduced to the same price. If we issue any variable priced equity securities or variable price equity linked securities, then the conversion price of the promissory notes will be reduced to the lowest issue price applied to those securities;

•                                          the conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $0.15 per share, subject to adjustment as set forth above;

•                                          we keep reserved out of our authorized shares of common stock sufficient shares to satisfy our obligation to issue shares on conversion of the promissory notes and the exercise of the related warrants issued in connection with the sale of the promissory notes;

•                                          we file a registration statement with the SEC by April 3, 2006, registering the shares of common stock issuable upon the conversion of the promissory notes and the exercise of the related warrants. If we fail to file the registration statement on a timely basis, or if it is not declared effective by the SEC within a maximum of 120 days from the filing date, we are required to pay to the investors liquidated damages equal to 1.0% of the amount invested and shall pay to the investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period; and

•                                          we shall not, directly or indirectly, (i) redeem, purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition or (ii) issue any floating price security with a floor price below the conversion price.

Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants could result in a default under the promissory notes, permitting the holders of the promissory notes to accelerate their maturity and to sell the assets securing them. Such actions by the holders of the promissory notes could cause us to cease operations or seek bankruptcy protection.

If we are required for any reason to repay the promissory notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the promissory notes, if required, could result in legal action against us, which could require the sale of substantial assets.

The promissory notes are due and payable on February 17, 2007 unless sooner converted into shares of our common stock. In addition, any event of default as described in the promissory notes could require the early repayment of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the promissory notes, together with accrued interest will be converted into shares of our common stock, in accordance with the terms of the promissory note. If we are required to repay the promissory notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the promissory notes when required, the promissory noteholders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

There may be a volatility of our stock price.

The trading price of our common stock on the over-the-counter bulletin board has been and continues to be subject to wide fluctuations. The trading price of our common stock has closed as low as $0.12 per share and as high as $1.64 per share in the last twelve months. The market price of the common stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of the common stock, quarterly variations in actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions. In addition, the stock market from time to time experienced significant price and volume fluctuations, which may be unrelated to the operating performance of particular companies. As a result of the foregoing, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors.

Stock prices of technology companies have declined precipitously at times in the past and the trading price of our common stock is likely to be volatile, which could result in substantial losses to investors.

The trading price of our common stock has risen and fallen significantly over the past few months and could continue to be volatile in response to factors including the following, many of which are beyond our control:

•                                          variations in our operating results;

•                                          announcements of technological innovations or new services by us or our competitors;

•                                          changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•                                          our failure to meet analysts’ expectations;

•                                          changes in operating and stock price performance of other technology companies similar to us;

•                                          conditions or trends in the technology industry;

•                                          additions or departures of key personnel; and

•                                          future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations that are unrelated to the operating performance of companies with securities trading in those markets. These fluctuations, as well as political events, terrorist attacks, threatened or actual war, and general economic conditions unrelated to our performance, may adversely affect the price of our common stock. In the past, securities holders of other companies often have initiated securities class action litigation against those companies following periods of volatility in the market price of those companies’ securities. If the market price of our stock fluctuates and our stockholders initiate this type of litigation, we could incur substantial costs and experience a diversion of our management’s attention and resources, regardless of the outcome. This could materially and adversely affect our business, prospects, financial condition, and results of operations.

Provisions in our corporate charter and under Delaware law are favorable to our directors.

Pursuant to our certificate of incorporation, members of our management and Board of Directors will have no liability for violations of their fiduciary duty of care as officers and directors, except in limited circumstances. This means that you may be unable to prevail in a legal action against our officers or directors even if you believe they have breached their fiduciary duty of care. In addition, our certificate of incorporation allows us to indemnify our officers and directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Certain provisions of Delaware General Corporation Law and in our charter, as well as our current stockholder base may prevent or delay a change of control of our company.

Under the Delaware General Corporation Law, which we are subject to, it will be more difficult for a third party to take control of our company and may limit the price some investors are willing to pay for shares of our common stock. Furthermore, our certificate of incorporation authorizes the issuance of preferred stock without a vote or other stockholder approval. Finally, a majority of our outstanding common stock is held by insiders. Without a disparate stockholder base or a fluid aggregation of stockholders, it will be more difficult for a third-party to acquire our company without the consent of the insiders.

Our common stock may be subject to the “penny stock” rules as promulgated under the Exchange Act.

In the event that no exclusion from the definition of “penny stock” under the Securities Exchange Act of 1934, as amended is available, then any broker engaging in a transaction in our company’s common stock will be required to provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market values of our company’s securities held in the customer’s accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer’s confirmation of sale. Certain brokers are less willing to engage in transactions involving “penny stocks” as a result of the additional disclosure requirements described above, which may make it more difficult for holders of our company’s common stock to dispose of their shares.

This prospectus may contain forward looking statements that may prove to be inaccurate.

Information in this prospectus contains “forward-looking statements.” These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, fluctuations in currency exchange rates or interest rates, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the sale of our common stock will go to the selling stockholders. However, we will receive the proceeds from any exercise of warrants issued or issuable to the selling stockholders.

We anticipate that any proceeds from the exercise of warrants by the selling stockholders will be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures, acquisitions and the repayment or refinancing of our indebtedness.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock

Our common stock trades publicly on the over-the-counter bulletin board under the symbol “AGSI.” The over-the-counter bulletin board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The over-the-counter-bulletin board securities are traded by a community of market makers that enter quotes and trade reports. This market is extremely limited and any prices quoted are not a reliable indication of the value of our common stock.

The following table sets forth the quarterly high and low bid prices per share of our common stock by the over-the-counter bulletin board during the periods indicated. The quotes represent inter-dealer quotations, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Fiscal Year	High	Low
2005
Third Fiscal Quarter (through March 31, 2006)	$0.54	$0.19
Second Fiscal Quarter	$0.40	$0.12
First Fiscal Quarter	$0.90	$0.25

2004
Fourth Fiscal Quarter	$1.54	$0.80
Third Fiscal Quarter	$1.64	$0.90
Second Fiscal Quarter	$2.07	$0.75
First Fiscal Quarter	$3.75	$1.25

2003
Fourth Fiscal Quarter	$4.55	$2.90
Third Fiscal Quarter	$4.45	$2.70
Second Fiscal Quarter	$6.00	$2.50
First Fiscal Quarter*	$5.97	$4.38

*Our common stock began trading on the over-the-counter bulletin board on October 9, 2003.

Holders of Record

On January 31, 2006, there were approximately 326 holders of record of our common stock according to our transfer agent. The Company has no record of the number of stockholders who hold their stock in “street” name with various brokers.

Dividends

We have never paid a cash dividend on our common stock nor do we anticipate paying cash dividends on our common stock in the near future. It is our present policy not to pay cash dividends on the common stock but to retain earnings, if any, to fund growth and expansion. Under Delaware law, a company is prohibited from paying dividends if the company, as a result of paying such dividends, would not be able to pay its debts as they become due, or if the company’s total liabilities and preferences to preferred stockholders exceed total assets. Any payment of cash dividends on our common stock in the future will be dependent on our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors our Board of Directors deems relevant.

Stock Option Plan

Our Board of Directors adopted the Aegis Assessments 2002 Stock Option Plan effective April 19, 2002. Our stockholders formally approved the 2002 Stock Option Plan on April 19, 2002 by the affirmative vote, by written consent, of 7,655,000 common shares, which constituted more than 75% of the total issued and outstanding common shares on April 19, 2002.

Summary of 2002 Plan

The following is a summary of certain provisions of the 2002 Stock Option Plan:

Administration. Either our Board of Directors or a committee appointed by our Board of Directors may administer the 2002 Stock Option Plan.

Eligibility. Options may be granted only to our directors, employees and independent contractors of the company, or of any subsidiary corporation or parent corporation of the company. Any person who has retired from our active employment, including persons who have become independent contractors, shall also be eligible to have options granted to him or her. We intend to grant options to persons who we believe are responsible for our management or our success.

Option Price. The purchase price for each share of our common stock offered under the 2002 Stock Option Plan must be at least 100% of the fair market value of our common stock (if the option is an incentive stock option). If, however, we grant an incentive stock option to an individual who would, immediately before the grant, directly or indirectly own more than 10% of the total combined voting power of all of our classes of stock, the purchase price of the shares of our common stock covered by such incentive stock option may not be less than 110% of the fair market value of such shares on the day the incentive stock option is granted. If our common stock becomes listed on a national securities exchange in the United States on any date on which the fair market value is to be determined, the fair market value per share shall be the average of the high and low quotations on the day the options are granted. If there is no market price for our common stock, then our Board of Directors or the committee may, after taking all relevant facts into consideration, determine the fair market value of our common stock.

Exercise of Options. An option holder under the 2002 Stock Option Plan may exercise his or her option in whole or in part as provided under the terms of the grant. An option holder may not exercise any option after the option holder ceases to be one of our employees except in the case of disability or death. Our Board of Directors or the committee may, however, extend the right to exercise, or accelerate the right to exercise, any option granted. Incentive options shall not be exercisable after the expiration of five years from the date of grant unless the grantee owns 10% or more of the combined voting power or all classes of our stock, in which case options shall expire three years from the date of grant. If an option holder dies while in our employ and the option holder has not fully exercised his or her options, the options may be exercised in whole or in part at any time within one year after the option holder’s death by the executors or administrators of the option holder’s estate or by any person or persons who acquired the option directly from the option holder by bequest or inheritance.

Acceleration and exercise upon change of control. In the event of a change in control of the company, the committee may determine that all of the outstanding options shall immediately become exercisable.

Payment for Option Shares. An option holder may exercise his or her options by delivering written notice to us at our principal office setting forth the number of shares with respect to which the option is to be exercised, together with cash or certified check payable to us for an amount equal to the option price of such shares. We may not issue any shares underlying an option grant until full payment has been made of all amounts due. We will deliver a certificate or certificates representing the number of shares purchased as soon as practicable after payment is received. Our Board of Directors or the committee may, in its discretion, permit the holder of an option to pay all or a portion of the exercise price by a promissory note, or otherwise pay the exercise price by compensation for services rendered to the company.

Termination of the 2002 Stock Option Plan. The 2002 Stock Option Plan will terminate on December 1, 2007, unless our Board of Directors terminates the 2002 Stock Option Plan prior to its expiration date. Any option outstanding under the 2002 Stock Option Plan at the time of termination shall remain in effect until the option is exercised or expires.

Transferability of options. An option holder may not assign any option under the 2002 Stock Option Plan other than by will or the laws of descent and distribution.

Issuance and Reservation of Shares. We have issued options to purchase an aggregate of approximately 2,975,000 shares of our common stock. We have reserved a total of 10,000,000 shares of our common stock for issuance under the 2002 Stock Option Plan.

Equity Compensation Plan Information

The following table gives information about equity awards under the 2002 Stock Option Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	5,926,760	$0.79	4,073,240

Equity compensation plans not approved by security holders	None	N/A	N/A

Total	5,926,760	$0.79	4,073,240

(1)   The 2002 Stock Plan was approved by a majority of our stockholders on April 19, 2002 by an action by written consent in lieu of a meeting.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For a description of our significant accounting policies and an understanding of the significant factors that influenced our performance during the fiscal year ended July 31, 2005, and the six month period ended January 31, 2006, this “Management’s Discussion and Analysis” should be read in conjunction with our financial statements and related notes beginning on page F-1.

Forward Looking Statements

This portion of this prospectus includes statements that constitute “forward-looking statements.” These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this portion of this prospectus include, but are not limited to our (i) expectation that we will begin generating significant revenues from the sale of our products rather than from equity or debt financings; (ii) plan to allocate any funds we receive to expanding production capabilities, and establishing a distribution channel for products (iii) belief that our client awareness program will enhance our ability to generate revenues from the sale of our products; and (iv) belief that as a result of developments with the DHS, it will be easier to sell RadioBridge units to state and municipal public safety agencies.

Forward-looking statements involve risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Factors and risks that could affect our results and achievements and cause them to materially differ from those contained in the forward-looking statements include, but are not limited to (i) market acceptance of our products; (ii) establishment and expansion of our direct and indirect distribution channels; (iii) attracting and retaining the endorsement of key opinion-leaders in the law enforcement, fire, rescue and other emergency response communities; (iv) the level of product technology and price competition for our products; (v) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; (vi) potential delays in international and domestic orders; (vii) risks associated with rapid technological change and execution and implementation risks of new technology; (viii) new product introduction risks; (ix) ramping manufacturing production to meet demand; (x) future potential litigation resulting from alleged product related injuries; (xi) potential fluctuations in quarterly operating results; (xii) financial and budgetary constraints of prospects and customers; (xiii) fluctuations in component pricing; (xiv) adoption of new or changes in accounting policies and practices, including pronouncements promulgated by standard setting bodies; (xv) changes in legislation and governmental regulation; (xvi) publicity that may adversely impact our business and/or industry; and (xvii) the other risks and uncertainties set forth above under those identified in the section above titled “Risk Factors,” as well as other factors that we are currently unable to identify or quantify, but may exist in the future.

In addition, the foregoing factors may affect generally our business, results of operations and financial position. Forward-looking statements speak only as of the date the statement was made. We do not undertake and specifically decline any obligation to update any forward-looking statements.

Executive Overview

Due to the lack of radio interoperability for first responders which was highlighted by the aftermath of Hurricanes Katrina and Rita, the lack of radio interoperability for first responders to emergency situations has received tremendous recent media attention. The recent natural disasters in the mainland United States also included flooding in New England and wildfires in California, which further focused the national media, and the government, on the interoperability problem. Additionally, the report by the Federal commission investigating the September 11th terrorist attacks found that rescuers were forced to make rapid-fire, life-and-death decisions based on incomplete communications, contributing to the World Trade Center death toll. To address this problem, the DHS is launching a new office for interoperability and compatibility that will coordinate communications interoperability, equipment and training compatibility between Federal, State, and local governments.

In October 2005, the United States Senate Commerce Committee and U.S. House of Representatives Commerce Committee readdressed legislation passed in 1996 which was designed to make analog television 700 MHz transmission channels available for public safety communications. The original intent of this legislation was to upgrade emergency radio frequencies available to first responders. The legislation will benefit first responders nationwide. Hurricane Katrina illustrated that regional emergency service personnel were still unable to communicate once they reached the effected areas of Louisiana and Mississippi due to damage to infrastructure, variations in radio equipment, and incompatible technologies. We believe that, with the increased focus by the government on solving the radio interoperability problem, there will be more funds directly available to first responders to purchase interoperable radio equipment, such as our RadioBridge.

In 2003, the DHS awarded $79 million for communication interoperability pilot projects in 17 communities. In order to reduce the time and effort spent by first responders and state and local governments, the DHS also announced that it had streamlined the grant process by eliminating multiple applications and consolidating various administrative procedures into a single process. This greatly reduces the time in which funding can be made available. In 2004, five distinct programs, the State Homeland Security Grant Program, the Law Enforcement Terrorism Prevention Grant Program, the Citizen Corps Grant Program, the Urban Areas Security Initiative, and the Mass Transit Security Program, were integrated into two consolidated grant programs. In 2005 The Homeland Security Grant Program expanded to six separate grant programs with one application necessary to reach all six grant programs. Through this program, state and local emergency personnel would have access to the State Homeland Security Program, the Urban Areas Security Initiative, the Law Enforcement Terrorism Prevention Program, the Citizen Corps Program, the Emergency Management Performance Grants, and the Metropolitan Medical Response System. There is over $2.5 billion available in grant funding to improve the nation’s homeland security this year.

We have been informed that many of the agencies we have been working with for the last three years have received, or are soon to receive, grant funds for interoperable equipment and we believe that grant funds are now being disbursed to local public safety agencies throughout the United States by the DHS for interoperable communications equipment. If this trend continues, we believe it will have a significant positive impact on our ability to sell RadioBridges to public safety agencies.

Future Outlook

Over the course of the next twelve months, we will focus our attention on marketing and mass-producing RadioBridge units while we complete development of our Guardian™ System. We anticipate increasing revenues over the next 12 months as our products are distributed to end-users.

We have developed the general architecture of our marketing and distribution plan. Over the next 12 months, we intend to enter into distribution agreements for our products with both domestic and international independent distributors, dealers and sales representatives, including in Central and South America, Mexico, and Canada. We plan to enter into alliances with national marketing partners, domestic purchasing agents and building association partners that can promote the commercial applications of our technologies. We intend to attend public safety and commercial trade shows and continue our mail campaign of product awareness flyers. To assist in our sales administration, we intend to purchase and install a sales data base tracking system.

Production and Product Development

We anticipate spending significant funds on mass producing RadioBridge units over the next 12 months. We are finalizing manufacturing and quality control protocols for our next generation RadioBridge. We will devote significant management time toward quality control issues, working closely with CirTran Corporation, the manufacturer of the RadioBridge, to reduce production costs through, among other things, economies of scale and parts and material inventory and purchasing management. We also contemplate spending significant time and resources integrating the software systems of our sales channels with our manufacturer so that orders through our sales channels result in immediate orders to our manufacturer, reducing transmission errors and increasing speed and efficiency of order fulfillment.

Recent Developments

In April 2005 we signed an agreement with government IT leader GTSI Corp., granting GTSI Corp. the right to act as a reseller of the Aegis SafetyNet RadioBridge to its diverse base of federal, state and local government customers. GTSI Corp. has dedicated a sales group to offer the SafetyNet RadioBridge to government agencies and other customers seeking an affordable solution to the current communication problem caused by not having radio interoperability at the scene of an emergency.

In support of GTSI Corp.’s comprehensive marketing campaign, during the last week in April 2005 we conducted technical training for GTSI Corp.’s sales and technology practice professionals at GTSI Corp.’s Chantilly, Virginia headquarters. GTSI Corp. did over $1 billion in sales in 2004, the bulk of that in direct contracts with the federal government. Now more than 20 years old, GTSI Corp. was called a “government powerhouse” by VARBusiness. GTSI Corp. sales representatives are actively marketing the SafetyNet RadioBridge across the country and we have been working closely with both field sales representatives and GTSI Corp.’s national offices to market the RadioBridge.

A limiting factor for the sale of our RadioBridge product has been the time-consuming process associated with government purchasing cycles and procurement practices. Even when they have selected the SafetyNet RadioBridge as the best product, many of our customers are forced to solicit competitive bids before they can give us a purchase order. Through GTSI Corp., the SafetyNet RadioBridge can now be purchased through the U.S. Communities program, which meets the qualification for competitive bidding. We have also applied for a listing on the U.S. General Services Administration, or GSA, Schedules. We believe this will lower our average cost of sale per RadioBridge and make it easier for participating public safety agencies to purchase our products.

Under the GSA Schedules, the GSA established long-term government wide contracts with commercial firms to provide access to over 10 million commercial supplies and services that can be ordered directly from GSA Schedule contractors or through the GSA Advantage!® online shopping and ordering system. GSA Schedules offer government purchasers direct delivery of state-of-the-art products at volume discount pricing. Subject to compliance with procedures specified in the Federal Acquisition Regulation, orders placed against GSA contracts are considered to be issued using full and open competition. For this reason, we believe a listing on the GSA Schedules would significantly shorten the purchasing cycles for our government customers.

U.S. Communities is a multi-state contract available to cities, counties, special districts (such as airports), state agencies, schools and large non-profits such as hospitals and clinics. Multi-state contracts enable individual states to utilize the buying power of multiple states, which results in lower costs based on volume purchasing. Sponsored by the National League of Cities, the National Association of Counties, the U.S. Conference of Mayors, the Association of School Business Officials, the National Institute of Government Purchasing, and a national network of city, county and state associations, U.S. Communities provides a purchasing forum for public agencies nationwide. There are currently over 7,000 public agencies in 50 states participating in the program.

We have continued to attend trade shows to showcase our products. From April 6 through April 8, 2005 we exhibited the SafetyNet RadioBridge and Guardian System at the International Wireless Communications Expo (IWCE) held at the Las Vegas Convention Center. The IWCE is North America’s largest annual wireless communications technology show and is dedicated to dealers, public safety professionals and end users of wireless communications equipment including transportation and utilities. The 2005 IWCE conference program included technology workshops and conference tracks focusing on emerging technologies and interoperability solutions.

From May 10 through May 13, 2005 we provided a marketing and technical support team to GTSI Corp. in Puerto Rico to demonstrate the SafetyNet RadioBridge to a wide range of police and public safety officials, including the Governor. GTSI Corp. showcased the SafetyNet RadioBridge at the 29th Annual International Association of Chiefs of Police (IACP) Training Conference and Exposition in Greensboro, North Carolina May 24 through May 27, 2005. The IACP is the world’s oldest and largest nonprofit membership organization of police executives, with over 19,000 members in over 100 different countries.

We are working with the U.S. Commerce Department to qualify the SafetyNet RadioBridge for export. We believe there is a significant market for the SafetyNet RadioBridge in Central America, South America, and Europe, particularly in Germany, which is widely reported to have significant radio interoperability problems similar to those in the United States.

Prior to export of our product, we will consult the Entity List, which is a list of organizations identified by the Bureau of Industry and Security as engaging in activities related to the proliferation of weapons of mass destruction. Certain individuals and organizations are prohibited from receiving U.S. exports and others may only receive goods if they have been licensed, even items that do not normally require a license based on Commerce Country Chart. We will also research any prospective customers by referencing the list entitled “Treasury Department Specially Designated Nationals and Blocked Persons List”, a list maintained by the Department of Treasury’s Office of Foreign Assets Control comprising individuals and organizations deemed to represent restricted countries or known to be involved in terrorism and narcotics trafficking.

Additionally, prior to any export of our products we will review both the Unverified List and the Denied Persons List. The Unverified list is composed of firms for which the Bureau of Industry and Security were unable to complete an end-use check. Firms on the unverified list present a “red flag” that exporters have a duty to inquire about before making an export to them.

On March 3, 2005 Aegis submitted a Commodity Classification Assessment request for export of the RadioBridge. The proper classification of the RadioBridge item is essential to determining any licensing requirements under the Export Administration Regulations. Although we are permitted to classify the RadioBridge on our own, it was recommended that we have it assessed by the U.S. Department of Commerce. On June 15, 2005 we received notification from the Department of Commerce’s Bureau of Industry and Security that the RadioBridge had been assigned an export control classification number and could now be exported in conformity with any additional country-specific rules and regulations.

The lack of radio interoperability for first responders again gained national prominence this year with the onslaught of a series of natural disasters, including a period of high hurricane activity, a cycle scientists expect to last at least another ten years. The theoretical cause of this increased activity is a rise in ocean temperatures and a decrease in the amount of disruptive vertical wind shear that tears hurricanes apart.

In 2005 the Gulf Coast was pummeled by a series of major tropical storms and hurricanes, the most on record in a single season. For the first time ever, the World Meteorological Organization, responsible for naming tropical storms and hurricanes, ran out of names, and began dubbing new storms Alpha, Beta, etc. By July 2005, one month into the season, there were seven named tropical storms - Arlene, Brett and Cindy, hurricanes Dennis and Emily, and tropical storms Franklin and Gert. Of these, hurricane Dennis was the worst, battering coastal Alabama, the Florida panhandle and much of the Caribbean and causing at least 32 deaths. The end of August brought Hurricane Katrina, which will go down as one of the worst natural disasters in our nation’s history. Impacting an area of 90,000 square miles, roughly the size of Great Britain, Katrina left a vital, thriving region in desolation and ruin.

According to the DHS, in the days and weeks following Katrina, more than 49,000 people were rescued and hundreds of thousands more were safely evacuated. Law enforcement forces on the ground assisted mightily in these efforts. However, the lack of radio interoperability hampered these rescue efforts, and tremendous national attention was again directed to this problem.

In September 2005, hurricanes Maria, Nate, Ophelia, Philippe and Rita again battered the Gulf region. The federal government response, particularly the response of FEMA, was the subject of extensive criticism in the media and in government circles.

The recent hurricanes have increased public interest in emergency communications systems. During the last year we have raised our profile in the public safety community significantly by a combination of media appearances and participation in national public safety associations. Beginning in April 2005 and scheduled to continue through at least December 2005, our President, Richard Reincke, has appeared on over 40 local and nationally syndicated radio shows across the country, some of which can be heard on the company’s website at http://www.aegiscorporate.com. Mr. Reincke has discussed a broad range of topics, including the application of wireless communications technology to homeland security issues, with a focus on the utility of our RadioBridge to solve radio interoperability problems; the Top Officials, or TOPOFF, national terrorism exercises, which are designed to identify vulnerabilities in the nation’s domestic incident management capability; the role of the private sector in homeland security; and recent developments in emergency preparedness at municipal, county, state and federal levels, including the ongoing response to Hurricane Katrina.

In August 2005 we became the newest member of COMCARE, a national non-profit alliance of over 100 members dedicated to improving emergency response. COMCARE promotes the adoption of modern, interoperable emergency systems and the development of new procedures, training, and tools to maximize their value for emergency responders. The organization allows collaboration between emergency response professionals, government, the public, and private industry. We are working with COMCARE and its members to actively foster and promote the adoption of interoperable emergency systems, standards, and forward-thinking policies and procedures.

In part because of our higher profile in the public safety community, we were recently contacted by PBS Frontline and asked to provide video footage of the RadioBridge for possible use by PBS in broadcasts relating to hurricane relief efforts and emergency communications.

In November 2005 we were invited by one of America’s leading experts on disaster planning, James Lee Witt, former director of the Federal Emergency Management Agency under the Clinton Administration, to demonstrate the RadioBridge to his associates in Washington, D.C. in early December 2005.

We have also been contacted by Lockheed Martin, which is developing a Homeland Security Strategy related to first responders and software situational awareness tools and is looking for technology partners. One of the problems the company is looking into is the issue of radio compatibility, and they requested more information about the RadioBridge, including pricing and training requirements. While there can be no assurance that we will do any business with Lockheed Martin, the inquiry itself is indicative of an increased awareness of the RadioBridge in the public safety community.

On October 18, 2005, Homeland Security Secretary Michael Chertoff announced increased funding and changes to the DHS’s organization during a ceremony at the White House where President Bush signed the FY 2006 Homeland Security Appropriations Act. In addition to certain organizational adjustments, the Department’s fiscal year 2006 Appropriations provides increased funding for 1,000 new Border Patrol Agents, greater explosive detection technology across transportation networks, and an integrated Preparedness Directorate to enhance coordination and deployment of preparedness assets and training.

The DHS fiscal year 2006 budget includes more than $30.8 billion in net discretionary spending, a 4.7% increase over fiscal year 2005. In total, with mandatory and fee-based programs, the DHS budget for fiscal year 2006 is $40.6 billion. We did not engage in any form of general solicitation or general advertising in connection with these issuances.

On December 6, 2005 the company retained James Lee Witt Associates, LLC to assist the company with strategic advisory services and help introduce our products to public safety and emergency services organizations. Mr. Witt has over 25 years of disaster management experience, culminating in his appointment as Director of the Federal Emergency Management, where he served from 1993-2001. In this capacity, he is credited with turning FEMA from an unsuccessful bureaucratic agency to an internationally lauded all-hazards disaster management agency.

In 2001, he launched James Lee Witt Associates, a Crisis and Consequence Management Consulting Firm specializing in public safety and emergency services for the public and private sectors. In 2003, he became the Chief Executive Officer of the International Code Council (ICC), a 50,000-member association dedicated to building safety, develops the codes used to construct residential and commercial buildings, including homes and schools.

We plan to have James Lee Witt Associates, LLC assist Aegis with introducing the RadioBridge to emergency services organizations through out the United States beginning in April 2006. Our plan is to demonstrate the RadioBridge to dozens of federal, state and local public safety agencies, as well as utilities and universities. We believe this demonstration and marketing tour will lead to increased sales of the RadioBridge.

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

EFFECT OF INFLATION AND CHANGES IN PRICES

We do not believe that inflation and changes in price will have a material effect on operations.

BUSINESS

Company Background

We founded our business in January 2001 and incorporated on January 16, 2002 as a Delaware corporation. Prior to our incorporation, our business plan was to provide vulnerability assessments and emergency communications systems to schools and government facilities. Our goal was to improve public safety emergency communications and allow seamless communication between police, fire and emergency medical personnel responding to an emergency at a school or other government facility. Unfortunately, prior to September 11, 2001, there were limited funds available in school budgets for emergency communications systems. As we developed our system, the Aegis SafetyNet, it became apparent that there were significant law enforcement, military and commercial security applications for this system. Our focus is now on developing these applications by productizing our wireless communications technologies and selling those products to both the government and private sectors. Our first product, the Aegis SafetyNet RadioBridge, allows most two-way radios to be interconnected regardless of frequency, modulation or encryption scheme.

Our Business

Our products have significant law enforcement, military and commercial security applications and enable emergency responders to operate with increased effectiveness. Our goal is to be the standard in wireless systems that improve emergency response capabilities for both the public and private sector. The ability of first responders to access information and communicate as soon as they arrive at an emergency site is vital. Fires, earthquakes, major electrical power interruptions, floods and other natural and man-made disasters can disrupt emergency life safety and communications systems and interfere with the ability of first responders to protect lives and property. Unfortunately, when agencies from multiple jurisdictions need to coordinate emergency response, they may not be able to talk to each other via their radios because their radio equipment is incompatible.

Communications interoperability among first responders is a high priority for the DHS. With 18,000 state and local law enforcement agencies, 26,000 fire departments, 6,000 emergency medical responders and several thousand utility and infrastructure public agencies, the number of potential users of our products is immense. The RadioBridge was referenced in the April 22, 2004 issue of the Congressional Quarterly as one of the new types of “patch devices” that are part of a major initiative by the DHS to provide immediate radio interoperability to first responders, which has become a national emergency preparedness priority.

We are also partnered with the National Institute of Justice’s Office of Law Enforcement Technology Commercialization and are listed on the Responder Knowledge Base, a national information resource for emergency responders hosted on the DHS’ website.

Products

The Aegis SafetyNet RadioBridge

The SafetyNet RadioBridge provides radio interoperability for emergency responders. A major problem for first responders, particularly when multiple jurisdictions must work together, is the lack of interoperable radio equipment. Fire, police, emergency medical personnel or other responders often have handheld radios that cannot communicate with other agencies because each agency’s radios are set to operate on different frequencies or modulations. The Aegis SafetyNet RadioBridge allows two-way radios (HF and VHF/UHF) and various other communication devices, such as cellular telephones, to be interconnected regardless of frequency, modulation or encryption. The lightweight, portable device provides immediate on-site interoperability between multiple radio systems operating on different frequencies for first responders, commercial facilities and government agencies. The RadioBridge allows the incident commander to control communications at the scene by assigning up to four independent talk groups. An audio output allows incident communications to be recorded. In April 2005 we began development of a new, improved version of the RadioBridge which improves bridging of trunked and non-trunked radios, enhances sound quality in audio transmissions and adds internal storage for cables, headsets and other accessories.

The Guardian System

The effectiveness of public safety agencies responding to an emergency at a high-rise building or other commercial facility is highly dependent upon the integration of public and private emergency systems. The SafetyNet Guardian System is a portable wireless tracking device that uses radio-frequency identification, or RFID, technology to monitor the location and physical condition of emergency personnel at the scene of an emergency incident. RFID technology uses radio-transmitting interrogators to send out radio waves to preprogrammed receiver computer chips which respond to the radio query with another radio signal. If the frequency is not correct, the receiver or interrogator will not recognize it. The SafetyNet Guardian System includes helmet-mounted RFID tags that can be programmed to transmit personnel information including: name, rank, training, and other department-specific information. Features currently in development include bio-sensor monitors for heart rate, body temperature, and blood oxygen levels.

The SafetyNet Guardian System also uses wireless remote stations that are placed in high rise buildings or other large commercial infrastructure locations to provide facility managers and emergency responders with a reliable wireless emergency management and communications system. The remote stations can include broadband video, audio, and two-way radio as well as chemical and air flow data from life safety devices that can be used to monitor, direct, communicate and share critical information with public safety agencies.

For high-rise stairwells, the SafetyNet Guardian System provides infrared as well as regular imaging so that first responders can determine where to concentrate rescue personnel. The system for a particular building can be programmed to include a building floor plan and utility schematics to coordinate gas and electricity shut offs and the approach to emergency events.

Helping to accelerate the potential adaptation of the SafetyNet Guardian System will be the growing codification of ordinances for in-building communication. An important lesson learned in the 1993 bombing of the World Trade Center was that communication was impeded by the steel and concrete in the structure of the buildings, making coordination impossible. In the case of the World Trade Center, a series of radio repeaters was installed in the complex to facilitate communication of emergency responders. Since building codes are generally enacted at the local level, a national trend has yet to be established. However, first-mover communities, including Scottsdale, Arizona, have enacted in-building communication ordinances. The intent of these ordinances is to insure the ability to receive and transmit emergency response radio from any place in the building. These ordinances are aimed at high-rise buildings and facilities with large areas to be monitored.

This codification effort is being pushed by a “Public Safety Wireless Network Program” that stresses interoperability. A November 2002 report by the Public Safety Wireless Network, or PSWN, listed several communities that have enacted codes for interoperability, and a number of other communities where enactment was being considered. This effort will enhance the ability of Aegis to market its products, particularly for new construction. The retrofitting of existing buildings will be dependent on the age of current systems, code requirements for retrofitting, the budgets for upgrading and the importance put on improved safety.

A survey by the U.S. Energy Information Agency shows a 2002 compilation of all commercial buildings to number approximately 4.6 million. Of this number, 705,000 were office buildings, 105,000 were health care facilities, 309,000 were education buildings, and 326,000 were public assembly facilities. The utilization of the SafetyNet Guardian System can be most effective in large area buildings or high-rise structures. Of the total 4.6 million buildings, we estimate that more than one million buildings could be potential sites for the system.

Market Opportunity

The following discussion of our products focuses on the RadioBridge because we believe that product will account for most of our revenues over the next fiscal year.

There are two types of systems being offered in the area of radio interoperability. The first is patchwork interoperability, where radios are connected through a system such as the RadioBridge. This is generally the most cost effective and quickest way to achieve interoperability. The second is a standards-based shared system that encompasses different systems working on a shared infrastructure, with various agencies working on their own frequencies and being able to switch to a shared network. This larger system change would take years to implement, requires extensive programming, and is estimated to cost billions of dollars nationwide. The RadioBridge is a practical solution to radio interoperability for the next seven to ten years because the alternate strategies for radio interoperability will require extensive infrastructure and still face budgetary, political and technical difficulties.

In the 2006 DHS budget, a major focus of local and state homeland security grants will continue to be interoperability. The DHS is making communications between first responders a high priority. This means that a significant portion of interoperable communications equipment for first responders will be funded largely by federal grants to state and local governments. A new DHS Office of Interoperability and Compatibility, or OIC, was established in 2004 by The Science and Technology Directorate. The OIC oversees programs to implement national wireless interoperability by coordinating public safety communications and establish standards for communications, equipment and training in conjunction with the public safety community.

In 2004, the National Response Plan, or NRP, was created by the federal government to assist in domestic management of emergencies. Likewise, the DHS also established a National Incident Management System, or NIMS, for the purpose of establishing a standard framework for Federal, State, tribal, and local governments to respond to incidents and emergencies. The fiscal year 2006 budget will allow $15 million to support the implementation of NIMS through the DHS. An additional $10 million will be provided to the DHS for continued development.

A prominent initiative is Project Safecom, a multi-agency initiative to improve the interoperability of wireless systems for first responders. One estimate of the market size is gained from statements made by our largest competitor, JPS Communications, a unit of Raytheon Corporation. In an article dated April 20, 2004 by Alice Lipowicz published in the Congressional Quarterly, JPS was quoted as indicating that patchwork interoperability, the kind of system sold by Aegis and JPS, could be provided to the major metropolitan areas in the United States for approximately $350 million; however, DHS representatives have questioned this figure. Another recent study on the Homeland Security market indicates that the potential market for response equipment may be as high as $1.75 billion. The Public Safety Wireless Network Estimates the cost to replace all of the first responder radio systems to provide compatibility may range as high as $18 billion.

With 18,000 state and local law enforcement agencies, 26,000 fire departments, 6,000 emergency medical responders and several thousand utility and infrastructure public agencies, the number of potential users of an interoperability system exceeds more than 50,000. Since this equipment would last five to ten years, or until technology advances, this market realization could be spread over several years.

State of Radio Interoperability

Major suppliers in the public safety radio market, such as Motorola, have proposed a solution to alleviate over-crowding on the radio spectrum by replacing the analog radio networks currently in use with more sophisticated digital “trunked” radio systems, which would require major infrastructure upgrades. Digital “trunked” networks are so named because they have a strong trunk, or center, managing them. Digital technology also permits the compression of voice transmissions. Compressed transmissions in turn decrease the amount of data that needs to be transferred for the same communication, and less data requires smaller channels (less frequency bandwidth), for example by compressing voice into a 6.25 kHz instead of a 25 kHz channel. Therefore, more channels can be fit into a given frequency band.

Most of these trunked systems operate in the 800 MHz radio band, which is in the Ultra High Frequency band. Instead of the user clicking through channels until he finds an open channel, a trunked radio system is a computer-controlled network that searches for an available clear channel and routes the transmission to that channel. At the same time, it sends a “talk permission” signal back to the user’s radio (typically a light and a “beep”), indicating that a channel has been allocated.

This process takes place so fast that it is appears almost instantaneous to the user. When the user pushes the transmit button, the radio beeps, and the user begins to talk. This is in essence what cellular phone networks do today. Only a limited number of channels are available, and the network automatically assigns them to users requesting to communicate. However, 800-MHz radio systems are subject to failure due to interference. Interference in the 800 MHz band is primarily caused by the mixture of incompatible “high-site” technology used by public safety, business, industrial, land transportation and conventional Specialized Mobile Radio service with “low-site” cellular technology employed by Enhanced Specialized Mobile Radio services like Nextel Communications, Inc. and cellular telephone licensees.

Digital networks translate all communications into a unified digital code before routing them through the network. On the receiving end, bits are translated back into, for example, voice communication. The advantage of employing such a digital code is that the network can manage it easily. This is why most proposed interoperable public service networks are based on digital technology.

The Federal Communications Commission, or FCC, has addressed this problem by a plan to “reband” the spectrum. Band reconfiguration will alleviate this problem by spectrally separating these incompatible technologies. Known as the Consensus Plan, the rebanding strategy is supported by most public-safety organizations. It calls for Nextel to move from its interleaved 800 MHz spectrum to a continuous block within the band, and to exchange 700 MHz and 900 MHz frequencies for a block of 1.9 GHz spectrum. Nextel also has pledged to pay $850 million to absorb the costs of relocating and re-tuning other 800 MHz users to a contiguous block elsewhere in the band. Opponents of this plan argue that the three-and-a-half years needed to implement such a spectrum shuffle means the interference problems would continue. Nextel filed a letter with the FCC February 7, 2005 confirming that Nextel accepted all the terms and conditions of the solution. Various interested parties filed petitions for reconsideration and waiver requests with the FCC. The FCC issued a Memorandum Opinion and Order adopted October 3, 2005 and released

October 5, 2005, which, among other things, reaffirmed the FCC’s authority to grant Nextel spectrum rights to 10 megahertz of spectrum in the 1.9 GHz band; clarified the definitions of “unacceptable interference”; and further delineated the relocation rights of 800 MHz incumbent licensees.

Prohibitive Costs of Replacing Radios

The FCC was not the only federal agency to address the issue of interoperable public safety communications. The PSWN identified funding as the primary obstacle to radio interoperability and stated: “Funding for the development of new public safety radio systems or the replacement of existing systems is virtually unattainable.” A study by management consulting firm Booz-Allen & Hamilton on behalf of PSWN estimated that it will cost $18.3 billion to replace the existing national emergency communications infrastructure, with 80% of those costs borne by local agencies ($15.4 billion), compared with $1.2 billion for federal and $1.7 billion for state agencies. And these staggering sums are for equipment only, additional monies must be allocated for training and practice.

Viktor Mayer-Schonberger, in his report entitled “Emergency Communications: The Quest for Interoperability in the United States and Europe”, opined as follows: “For interoperability to be implemented, all existing radio communications infrastructure used by public service agencies must be substituted with new equipment. This involves more than just replacing the hundreds of thousands of radio sets currently in use. Every one of these agencies also operates a small radio network consisting of dispatcher stations, transmitters, and relay stations to link the individual radio sets with each other and with the command post, and this network infrastructure needs to be replaced as well. In addition to the new hardware (i.e., the radio sets and networks) hundreds of thousands of users may need to be trained to use the new equipment. Finally, this transition must take place in real time, while emergencies continue to happen that require first responders to be in active communication.”

Because replacing the entire radio infrastructure in the United States will be a costly and time-consuming undertaking, and considering the significant political, economic and technical obstacles to providing a true national emergency radio interoperable system, we believe that our RadioBridge and related technologies are the only realistic way to provide first responders with interoperable radio communications for at least the next seven to ten years.

General Competitive Conditions in the Homeland Security Market

Obtaining market share increasingly depends upon agreements with complementary services and products and/or channel partners. As the government and private industry become increasingly concerned with security issues, the security and anti-terrorism industry has grown accordingly. Competition for government and private contracts is intense among a wide-ranging group of product and service providers, most of which are larger than us and possess significantly greater assets, personnel and financial resources. Many of our competitors also have established lobbyists, which provides them with an advantage in securing government contracts. However, we have been working directly with major public safety agencies and the military to develop our products. We believe our technology is highly competitive and that we are in a position to compete effectively in the emerging market supplying public safety agencies with affordable mobile wireless communications systems.

In addition to Aegis, companies selling patchwork solutions include JPS Communications, a unit of Raytheon Corporation; Link Communications, with its Tactical Communication Bridge unit; and the Incident Commander Radio Interface supplied by Communications-Applied technology. The only company that indicates any significant market penetration at this time is JPS Communications.

Sales and Marketing

On December 6, 2006 we retained James Lee Witt Associates, LLC to introduce the RadioBridge technology to emergency services organizations throughout the United States. James Lee Witt Associates, LLC is a public safety and crisis management consulting firm founded by James Lee Witt, former Director of the Federal Emergency Management Agency. Mr. Witt was credited with turning FEMA from an unsuccessful bureaucratic agency to an internationally lauded, all-hazards disaster management agency.

Beginning in April 2006, we plan to demonstrate the RadioBridge to dozens of federal, state and local public safety agencies, as well as utilities and universities.

Communications interoperability among first responders is a high priority for approximately 50,000 public safety agencies in the United States, including 18,000 state and local law enforcement agencies, 26,000 fire departments, 6,000 emergency medical responders and several thousand utility and infrastructure public agencies. Industry officials estimate that the cost of purchasing new radio systems for every agency in the country could reach $18 billion nationwide.

We have also been engaged in establishing our commercial viability via other means:

•                                          Selling RadioBridges via internally generated leads. This has allowed us to gauge the difficulty of the sales process and confirm the market’s acceptance of the $12,500 price point. This has also allowed us to “authenticate” this product through sales to major federal and local public safety agencies (DHS /Office of Domestic Preparedness; police and fire departments) and military (U.S. Army Special Operations Command).

•                                          Establishing relationships with other foreign distributors. In addition to our existing Central American distributor and a contract Mexican sales and marketing representative, in October 2005 we signed a letter of intent with a distributor for the People’s Republic of China. We have been working with the United States Department of Commerce to obtain the appropriate authorizations to export our products to Mexico and Central America and have received preliminary export authorization.

•                                          Entering into agreements with independent manufacturer’s representatives who will market and sell RadioBridges in New York and Ohio.

•                                          In April 2005, entering into a value-added reseller agreement with GTSI Corp., headquartered in Virginia. Through GTSI Corp., the SafetyNet RadioBridge has now been qualified for purchase through the U.S. Communities program. The U.S. program, sponsored by the National Institute of Governmental Purchasing, the National Association of Counties, the National League of Cities, and the United States Conference of Mayors, local agencies in the U.S. with publicly competitively bid contracts for various products and services. Local governments nationwide spent approximately $500 million on products through the U.S. Communities program last year.

•                                          Placement of demonstrator units with key public safety agencies. We begun by training and equipping the United States Emergency Chaplains Corps, an affiliate of the Department of Justice, with a demonstrator unit for deployment in Louisiana and the Gulf Coast for hurricane relief support. Additionally, we have provided demonstrator RadioBridges to other public safety agencies in Arizona and California to raise awareness of the RadioBridge with the public safety community and the general public.

•                                          We have submitted an offer in anticipation of being awarded a General Services Administration Multiple Award Schedule contract. Successful offers result in contracts establishing pricing, delivery terms, and other contractual requirements. Then individual U. S. Government agencies, civilian and military, may place orders directly with us for RadioBridge units; provided, however, that there is no guarantee that we will receive orders.

Production

We contracted to develop the next generation SafetyNet RadioBridge with new features for enhanced performance with CirTran Corporation located in West Valley, Utah. CirTran Corporation is a full-service electronics contract manufacturer and has an ISO (International Organization for Standardization) 9002 registration. We have engaged CirTran for the first production run of the Version2 RadioBridge. The RadioBridge interconnects incompatible radios and bridges them to provide radio interoperability at an emergency site in a matter of minutes. The enhanced version features improvements in the sound quality of audio transmissions, the addition of an internal storage compartment for cables, headsets and other accessories, and improved bridging of trunked and non-trunked radios.

Intellectual Property

On March 31, 2005, we filed a patent application with the United States Patent and Trademark Office to cover the RadioBridge invention. The application was published on October 6, 2005. We use the “Aegis SafetyNet” and “RadioBridge” trademarks. We own a California trademark registration for the “Aegis SafetyNet” trademark and have a federal trademark application pending for the RadioBridge mark. We also possess common law trademark rights in these marks.

We also employ several other methods to protect our proprietary rights in our technology and related products. The employment agreements we have entered into with our employees, and the consulting agreements we have entered into with consultants, each contain non-disclosure provisions for our proprietary and confidential information. We also enter into non-disclosure agreements with third parties, such as distributors of our products and independent sales representatives, who may require access to information we deem proprietary or confidential in order to perform their obligations to the company. However, there can be no assurance that these protections will be adequate or that our actions will be sufficient to prevent imitation or duplication of our products and services by others.

Research and Development

We are focusing on finalizing production models of our products, planning to reduce production costs through economies of scale, and entering into collaborative relationships with other companies that will be providing components for or manufacturing our products. We anticipate significantly limiting funds on research and development activities because, even though we are exploiting established wireless technologies to develop our Guardian System, we intend to focus our resources on marketing and manufacturing the RadioBridge, as we believe this is the most immediate path to significant revenues.

Government Regulation

We do not use toxic substances in our production activities and do not contemplate incurring costs relating to federal, state and local environmental compliance laws. We believe that probable government regulations relating to the homeland security industry, such as the SAFETY Act (which proposes to encourage the development and rapid deployment of anti-terrorism technologies by providing sellers of qualified technologies with limited product liability), will, in sum, be more beneficial to our business operations than detrimental.

Employees

We currently have four full-time employees and three part-time employees. In addition to our full-time employees, we have consultants who currently provide sales, marketing, business development, manufacturing, administrative and advisory services similar to those which would be provided by part-time and full-time employees. We have also entered into consulting agreements to obtain counsel and services relating to marketing, product development, financial matters, media relations and business development.

Distribution and Sales

A limiting factor for the sale of our RadioBridge product has been the time-consuming process associated with government purchasing cycles and procurement practices of our products’ end-users. Entering into a reseller agreement with GTSI Corp. has allowed the RadioBridge to qualify for participation in existing contract vehicles, which we believe will lower our average cost of sales per RadioBridge and which will make it easier for participating public safety agencies to purchase our products. We have also applied for participation on the U.S. General Services Administration schedules.

We are planning to develop a national network of independent dealers and distributors to sell RadioBridges throughout the United States. During the six month period ended January 31, 2006 the need for radio interoperability was dramatically exposed by the problems federal, state and local officials encountered while responding to a series of major tropical storms and hurricanes, the most on record in a single season. According to the DHS, in the days and weeks following Katrina, more than 49,000 people were rescued and hundreds of thousands more were safely evacuated. Law enforcement forces on the ground assisted mightily in these efforts. However, the lack of radio interoperability hampered these rescue efforts, and tremendous national attention was again directed to this problem.

In September 2005, hurricanes Maria, Nate, Ophelia, Philippe and Rita struck the Gulf region. The federal government response, particularly the response of FEMA, was the subject of extensive criticism in the media and in government circles. As the public’s interest in emergency communications systems has risen, we have raised our profile in the public safety community significantly by a combination of media appearances and participation in national public safety associations. In August 2005 we became the newest member of COMCARE, a national non-profit alliance of over 100 members dedicated to improving emergency response. COMCARE promotes the adoption of modern, interoperable emergency systems and the development of new procedures, training, and tools to maximize their value for emergency responders. The organization allows collaboration between emergency response professionals, government, the public and private industry. We are working with COMCARE and its members to actively foster and promote the adoption of interoperable emergency systems, standards, and forward-thinking policies and procedures.

On October 18, 2005, Homeland Security Secretary Michael Chertoff announced increased funding and changes to the DHS’s organization during a ceremony at the White House where President Bush signed the FY 2006 Homeland Security Appropriations Act. In addition to certain organizational adjustments, the DHS’s fiscal year 2006 appropriations provides increased funding for 1,000 new Border Patrol Agents, greater explosive detection technology across transportation networks, and an integrated Preparedness Directorate to enhance coordination and deployment of preparedness assets and training. During the six month period ended January 31, 2006 we began increased communications with various influential elected officials who are strong supporters of increased interoperability for first responders. We plan to increase our lobbying efforts to promote the RadioBridge as one of the key elements to solving the problem of radio interoperability.

Critical Accounting Estimates and Assumptions

Our Management’s Discussion and Analysis section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities, which are not readily apparent from other sources, primarily allowance for doubtful accounts receivables, accruals for other costs, and the classification of net operating loss and tax credit carry forwards between current and long-term assets. We have also identified the following policies as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout the Management’s Discussion and Analysis where such policies affect our reported and expected financial results.

Recognition

Our revenue recognition policy will be significant because our revenue will be a key component of our results of operations. We will recognize revenues when evidence of an arrangement exists, delivery as occurred or services have been rendered, the price is fixed and collectability is reasonably assured. Our products are delivered F.O.B. origin at the manufacturing facility and are shipped by a freight forwarder specified by our distributor at the distributor’s expense.

Warranty Costs

We warrant the RadioBridge for a period of three years and cables and accessories for a period of one year. After the warranty period expires, we will repair our products on a time and materials basis. We track historical data related to returns and related warranty costs on a quarterly basis.

Concentration of Credit Risk

Our accounts receivable potentially subject us to concentrations of credit risk. We expect to make sales on credit and we generally will not require collateral. We will perform ongoing credit evaluations of our customers’ financial condition and maintain an allowance for estimated potential losses. Uncollectible accounts will be written off when deemed uncollectible, accounts receivable will be presented net of an allowance for doubtful accounts.

Results of Operations

We have incurred losses since our inception in 2002 and have relied on the sale of our equity securities and on loans from our officers to fund our operations. Until very recently, we did not generate any revenues from operations. However, we have begun filling purchase orders for our RadioBridge product and we are recording revenues.

Revenues for the fiscal year ended July 31, 2005 were $58,447 compared to $12,545 for fiscal year ended July 31, 2004. This increase in revenue is the result of increased sales of our RadioBridge units. There were no revenues for the six-month period ended January 31, 2006 compared to $6,000 in revenues in the comparable period in 2005.

Our general and administrative expenses other than for related parties for the year ended July 31, 2005 were $6,401,034, as compared to $8,923,935 for our fiscal year ended July 31, 2004. Our general and administrative expenses other than for related parties for the six-month period ended January 31, 2006 were $851,806, as compared to $3,893,651 for the comparable period during the prior year. Our general and administrative expenses other than for related parties for the three-month period ended January 31, 2006 were $431,935, as compared to $3,350,751 for the comparable period during the prior year. Our operating expenses have decreased as a result of reduction in equity-based compensation paid to employees, outside consultants, and business partners.

Now that we have a finished product ready for delivery to end-users, our marketing activities have increased significantly, and we are incurring increased marketing costs, including costs associated with demonstrating our products to public safety agencies and government officials, major law enforcement officials, fire department officials, federal agencies, the United States Army, and working with GTSI Corp., our major channel partners. We have also incurred increased costs associated with the design, preparation, and printing of marketing and product informational material, courier costs and mailing costs. Moreover, we continue to incur legal and accounting expenses and other expenses incidental to our reporting obligations as a public company and to the increase in our requirements for transactional legal and accounting services.

We incurred no consulting cost-related party expense for the year ended July 31, 2005, as compared to $53,588 for the year ended July 31, 2004. Our loss before provision for income taxes was $6,917,537 for the year ended July 31, 2005, as compared to $8,968,578 for the fiscal year ended July 31, 2004. Our net loss for the year ended July 31, 2005 after provision for income taxes was $6,917,537, as compared to $8,968,578 for the year ended July 31, 2004. The decrease was the result of decreased product development costs. Our loss before provision for income taxes was $4,287,808 for the six-month period ended January 31, 2006, as compared to $3,892,151 for the same period for the prior year. Our net loss for the six-month period ended January 31, 2006 after provision for income taxes was $4,287,808, as compared to $3,892,151 for the comparable period for the prior year. The increase was the result primarily of an increase in other expenses related to the loss on interest rate derivative swap and the loss on equity swap, offset in part by a decrease in the equity-based compensation paid to employees, outside consultants, and business partners. Our loss before provision for income taxes was $848,373 for the three-month period ended January 31, 2006, as compared to $3,349,251 for the same period for the prior year. Our net loss for the three-month period ended January 31, 2006 after provision for income taxes was $848,373, as compared to $3,349,251 for the comparable period for the prior year. The decrease was the result primarily of a decrease in the equity-based compensation paid to employees, outside consultants, and business partners.

Liquidity and Capital Resources

At the year ended July 31, 2005, we had $55,508 in cash resources, as compared with $497,577 in cash during the equivalent period ended July 31, 2004. The decrease is due to reduced sales of our equity in private placement transactions. In July 2003, we issued equity units in a private placement, each of which consisted of one share of the Company’s common stock, one warrant to acquire one share of the Company’s common stock at $.50 per share, with an exercise period which expires six months after the purchase, and one warrant to acquire one share of the Company’s common stock at $1.50 per share, with an exercise period which expires 18 months after purchase. As of July 31, 2005, a total of 301,334 equity units of the July 2004 equity offering were sold and 221,667 of the $.50 warrants were exercised for total proceeds of $562,834. In addition, 79,667 of the $.50 warrants expired and all 301,334 of the $1.50 warrants had expired leaving no warrants outstanding. All units were sold and warrants exercised as of July 31, 2004.

In October 2003, we authorized the sale of 2,000,000 equity units in a private placement for $1.50 per unit. Each unit consists of one share of common stock and one warrant to purchase a share of common stock for $.50, with an exercise period that expires six months after the unit is purchased. No units were sold prior to October 31, 2003. As of July 31, 2005, we had sold 1,279,969 units of the October 2003 equity offering and 1,066,146 of the warrants were exercised for total proceeds of $2,453,029. As of July 31, 2005, 213,823 of the warrants had expired leaving none outstanding.

In November 2004, we authorized through a private placement the sale of 2,000,000 equity units for $1.00 per unit. Each unit consists of one share of common stock and one warrant to purchase a share of common stock for $.50, with an exercise period that expires six months after the unit is purchased. As of July 30, 2005 we had sold 549,132 units for a total of $453,150, and 44,250 of the warrants were exercised for a total of $22,125. In addition, as of July 30, 2005 82,000 of the warrants had expired and 422,882 remain outstanding.

On November 23, 2004, the Company entered into a private placement of the Company’s common stock. Under terms of the agreement, the Company sold five million shares of stock in exchange for $5 Million in U.S. Treasury Bonds. Subsequently, the Company entered into an equity and derivative swap transaction in which the bonds, including the interest earned on the bonds during the 24-month period of the swap agreement, have been pledged as security. The swap contract calls for a single settlement date between the parties on November 23, 2006. The accrued net obligation due under the agreement, if any, is periodically recorded as a contingent liability and a corresponding loss on the activity. The amount of the contingent liability due as of July 31, 2005 is $543,450. A security agreement covering the bonds was subsequently granted another party incidental to a separate transaction.

At January 31, 2006, we had $25,464 in cash, as compared with $164,014 in cash during the equivalent period ended January 31, 2005. The decrease is due primarily to the reduction in the sale of our equity in private placement transactions.

At July 31, 2005 we had accrued payroll liability of $73,215, as compared with $16,419 at July 31, 2004. The increase is attributed to additional deferral of amounts due employees. Accounts payable and accrued expenses totaled $167,784 at July 31, 2005, as compared to $53,315 at July 31, 2004, the increase is due to increased operating activities. During the year ended July 31, 2005 the Company borrowed $94,000 from an officer to purchase an automobile and provide operating capital.

In April 2004 we received a purchase order for units of the Aegis SafetyNet RadioBridge from a distributor, JAD Corp. of America. Along with the purchase order we received a progress payment of $350,000. At July 31, 2005, these funds were recorded as deferred revenue. As soon as the units are shipped and sales activities completed revenues will be recognized. However, we are currently in litigation with JAD Corp. of America and are attempting to mediate this dispute. Until this dispute is resolved, we do not anticipate recognizing revenues from this transaction.

At January 31, 2006 we had accrued payroll liability of $141,475, as compared with $112,567 at January 31, 2005. The increase is attributed to an increase in accrued salary owed three officers and directors. Accounts payable and deferred revenue totaled $627,670 at January 31, 2006, as compared to $422,307 at January 31, 2005. Notes payable totaled $143,797 at January 31, 2006, including $18,797 from an officer and director. This compares to $55,714 in notes payable at January 31, 2005. These increases were due to increased costs of operations.

We held property and equipment at July 31, 2005, which was valued, net of depreciation of $89,051, at $232,629, as compared with $17,993 and $240,363 at July 31, 2004 respectively. The increase is attributed to the acquisition of components for our demonstration product models, as well as the acquisition of computer equipment, office equipment, and other assets necessary and incidental to our operations. Our total assets at July 31, 2005 were $5,647,406, as compared with $961,501 at July 31, 2004.

We held property and equipment at January 31, 2006, which was valued, net of depreciation of $128,179, at $198,143, as compared with property valued, net of depreciation of $52,497, at $236,334 at January 31, 2005. The decrease is attributed to periodic charges to depreciation expense. Our total assets at January 31, 2006 were $5,618,888, as compared with $5,839,997 at January 31, 2005.

We held inventory for sale to customers at July 31, 2005 of $404,488, as compared with $196,400 at July 31, 2004. The increase is due finishing out the first production run of 100 units.

We believe we have sufficient funds currently available to satisfy our cash requirements for the next three months. We also anticipate increased revenues from the sale of RadioBridges during the next 12 months, but it is difficult to project a sales timeline because we believe significant sales are dependent on public safety end-users acquisition practices and our establishment of a customer support infrastructure to support such sales. We believe our relationship with GTSI Corp. will increase our sales volume and decrease our procurement time cycles.

Going Concern

Our financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. We have little revenues and assets and we have incurred losses since our inception. Since inception we have relied solely on loans from stockholders and officers and the sale of our equity securities to fund our operations. Our general business strategy is unproven, and we are generating little revenue; however, we continue to incur legal, accounting, and other business and administrative expenses. Our auditor has therefore recognized that there is substantial doubt about our ability to continue as a going concern.

DESCRIPTION OF PROPERTY

Except for the leasehold interests in the office and industrial facilities we lease, we do not presently own any interests in real estate.

Our executive, administrative and operating offices are located at 7975 North Hayden Road, Suite D363, Scottsdale, Arizona 85258. We relocated those offices from Newport Beach, California in February 2004. Our lease is currently scheduled to expire in May 2007 with an option to extend the lease month to month thereafter. We currently lease approximately 2,647 square feet with access to additional common areas. Our annual lease payments on this facility are approximately $62,500. Our office facilities are well maintained and we believe our facilities are adequate for our administrative and sales and marketing operations. Except for the leasehold interests in the office, we do not presently own any interests in real estate.

We outsource our manufacturing through CirTran Corporation, which maintains a 40,000 square foot assembly facility in West Valley City, Utah.

LEGAL PROCEEDINGS

On September 18, 2003, we filed a complaint in the Superior Court of the State of California, Orange County, Case No. 03CC11547, against two former employees, Eric Peacock, Vernon M. Briggs III, and a corporation they own, Iocene Technology Corporation, a Nevada corporation, for, among other things, fraud, deceit, conspiracy, breach of contract and conversion. On October 1, 2003, they filed a cross-complaint against the Company and its directors. We have vigorously prosecuted our complaint and trial is scheduled for June 5, 2006. The Defendants have recently dismissed several causes of action against the Company, and the directors have retained their own counsel and intend to sue the Defendants and their law firm for malicious prosecution. We believe that we will prevail in this action.

In May 2004, we entered into a distribution agreement with JAD Corporation of America to serve as our domestic distributor based on JAD’s representations to us that it had sufficient resources, manpower and expertise to market the RadioBridge product nationally. JAD’s marketing efforts did not result in sales to end-users and we entered into discussions with JAD about reducing the size of the territory covered by the distribution agreement and amending other provisions of that agreement. On December 30, 2004, JAD notified us that it no longer wanted to be a distributor for our products and intended to rescind the distribution agreement by filing a complaint against us in Los Angeles County Superior Court, which included causes of action to terminate and rescind the distribution agreement, and for breach of contract. JAD’s principal, Joseph Dussich, also appeared as a plaintiff in a separate cause of action in the complaint to rescind and terminate his consulting agreement with the Company. There were also additional causes of action arising from the business relationship between the parties. The parties mediated the case but were unable to finalize a settlement. The Company intends to continue to explore settlement. Trial is scheduled for August 7, 2006.

In April 2005, we had a dispute with our former engineering firm, 3Netics. After we informed 3Netics that they would no longer be manufacturing the SafetyNet RadioBridge because we had replaced them with CirTran Corporation, 3Netics refused to provide us with parts inventory, which we had paid for, and claimed that we owed them additional monies for those parts and engineering services they had supplied in the prior year. 3Netics filed a complaint in the State of Washington to adjudicate these claims. The amount at issue is not material.

In September 2005 we arbitrated a dispute with Robert Alcaraz, a former employee. Prior to a final judgment in that matter the parties agreed that a negotiated compromise of this dispute was preferable to continuing the arbitration process. The parties entered into a consulting contract for a one-year period pursuant to which Mr. Alcaraz will provide his expertise in evaluating the company’s products. The parties further agreed that 650,000 shares of Aegis common stock (including exercisable options) previously issued to Mr. Alcaraz were cancelled. Aegis further agreed to reissue 800,000 shares of common stock to Mr. Alcaraz for the purchase price of $8,000, subject to the restrictions embodied in Rule 144. In consideration of the new restriction period on the stock, Aegis agreed that, if the closing price of the common stock is less than $0.60 per share on the first business day following the restricted period, Mr. Alcaraz shall be entitled to an additional cash payment from Aegis amounting to the difference between $0.60 per share and the closing price value of the stock, payable within thirty days. The company also reimbursed Mr. Alcaraz for his costs and attorney’s fees in the arbitration. If we do not make the payments specified, Mr. Alcaraz can seek entry of judgment for all unpaid wages, consulting fees, arbitration expenses and attorneys’ fees that he sought in the original arbitration.

MANAGEMENT

Our directors will serve until the next annual meeting of stockholders. Our executive officer and key employees and consultants are appointed by our Board of Directors and serve at its discretion.

Current Directors and Executive Officers

Our Board of Directors currently consists of three members. There are no arrangements or understandings between any of the directors or any other persons pursuant to which any of the directors have been selected as directors, other than as described below. There are no “family relationships” among the directors, as that term is defined by the Securities and Exchange Commission. Set forth below is our current management and Board of Directors, including each member’s age and position with the Company.

Name	Age	Position with the Company
Eric D. Johnson	40	Chief Executive Officer and Director
Richard C. Reincke	49	President, Chief Operating Officer and Director
David Smith	53	Chief Financial Officer and Director

Eric D. Johnson. Mr. Johnson has been the Chairman and CEO of Aegis since the company was founded, and also served as the company’s first President. As the company grew, he relinquished his operational role as President to concentrate on developing the company’s strategic direction, its access to the public markets, and corporate finance. As Chairman and CEO, he oversees management to assure that the long-term interests of the stockholders are being served. Mr. Johnson has held senior management positions with early stage companies focusing on technology and software including a company he founded, StrategicParts.com, Inc., an on-line collaboration hub for electronics manufacturers and engineering companies. He served as President and CEO of that company until April 2001, when he resigned to devote his full time to Aegis. Mr. Johnson is a graduate of the University of New York. In 1983, he joined the United States Army and served for six years in Military Intelligence. Mr. Johnson attended the Defense Language Institute in Monterey, California and is fluent in German. After receiving his Top Secret Security Clearance-SCI, Mr. Johnson worked with the International Security Command and the National Security Agency and was stationed in Europe, where he worked on several classified Counter Terrorism and Military Intelligence projects. Mr. Johnson received an honorable discharge in 1990. After leaving the military, Mr. Johnson joined Equity Services, Inc., a national full service broker-dealer as a registered representative, where he provided financial planning and investment advisory services to high net worth individuals and closely held businesses. Mr. Johnson is an active member of the Security Industry Association and the National Defense Industrial Association.

Richard C. Reincke. Richard Reincke has been the company’s Chief Operating Officer since its inception and became a director in July 2002. He assumed the title of President in September 2004. As President, Mr. Reincke is responsible for the day-to-day operations of the company including executing the company’s business strategy, product distribution and service, and the development of new products and technologies. Mr. Reincke is actively involved with the homeland security community and has participated in a range of special training exercises with law enforcement, fire departments, National Guard Weapons of Mass Destruction (WMD) teams, corrections personnel and the National Institute of Justice/Office of Law Enforcement Technology Commercialization. He has also completed specialized instruction in WMD/Terrorism awareness for emergency responders from the National Emergency Response and Rescue Training Center. In February 2003, Mr. Reincke authored a special report to the DHS entitled “Homeland Security: Information Sharing and Communication Interoperability for Our Nation’s First Responders,” a comprehensive assessment of technical and political problems which have contributed to the current deficiencies in emergency communications systems available to law enforcement, firefighters, and emergency medical technicians. Mr. Reincke has been the company’s primary liaison with law enforcement, the military, and members of Congress, as well as the Department of Homeland Security and its constituent agencies, including the Federal Emergency Management Agency and the United States Coast Guard, in promoting the company’s Aegis SafetyNet technologies and products. Mr. Reincke was a National Merit Scholar in 1975 and successfully completed training as an undergraduate at Marine Corps Officer Candidate School in Quantico, Virginia in 1976.

David A. Smith. Mr. Smith has been working with the company since February 2003 to shape and manage the company’s overall financial strategy and has extensive experience in working with growing technology companies. He is a 1975 graduate of Baylor University and has been a CPA for over 25 years. His experience includes working for the “big five” public accounting firm KPMG Peat Marwick in Houston, Texas. He was a founder and president of Smith, Goddard & Co., a public accounting firm which provided business planning and management consulting services to developmental stage information technology firms, including Telescan, a leader in the online financial services industry. In 1998, Mr. Smith sold his interest in Smith, Goddard & Co., and formed Office Network, Inc. (ONI), a firm specializing in the design, development and distribution of electronic commerce software. ONI produced The Electronic System for Purchasing (ESP), an e-commerce system, and SuperServer, a data warehouse solution. Charged with ONI’s business development, Mr. Smith created and implemented a system for distributing ESP and SuperServer to Steelcase office furniture dealers and their Fortune 500 customers.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during the year ended July 31, 2005 and the six-month period ended January 31, 2006, we are aware of the following  instances when an executive officer, director or owner of more than ten percent of the outstanding shares of our common  stock  failed to comply  with  reporting  requirements of Section 16(a):

•                                          Mr. Smith has failed to timely file an initial statement of ownership on Form 3;

•                                          Mr. Smith has failed to timely file a Form 4 in connection with the surrender, in November 2005, of options to purchase 450,000 shares of the company’s common stock at an exercise price of $1.20;

•                                          Michael McBride, a former director, has failed to timely file an initial statement of ownership on Form 3;

•                                          Mr. Johnson has failed to timely file a Form 4 in connection with the surrender, in November 2005, of options to purchase 850,000 shares of the company’s common stock at an exercise price of $1.20; and

•                                          Mr. Reincke has failed to timely file a Form 4 in connection with the surrender, in November 2005, of options to purchase 450,000 shares of the company’s common stock at an exercise price of $1.20.

The company has agreed to assist these directors in becoming current on their filings and is assisting these directors to apply for EDGAR access to complete these filings.

Code of Ethics

In order to participate in grant applications with the National Institute of Justice we adopted written standards designed to promote honest and ethical conduct by our officers, directors and employees. This was accomplished by resolution of our Board of Directors on March 12, 2003. Among other things, the Board of Directors resolved that it will establish safeguards to prohibit employees, including officers, from using their positions for a purpose that is or gives the appearance of being motivated by a desire for private gain for themselves or others, particularly those with whom they have family, business or other ties. Our Board of Directors does not currently have plans to adopt a code of ethics that complies with the rules promulgated under the Sarbanes-Oxley Act of 2002. We will provide any person, upon request to our corporate secretary and without charge, a copy of our written standards.

Audit Committee Financial Expert

The Board of Directors has not appointed an Audit Committee. The functions that would be performed by an Audit Committee are performed by the Board of Directors. The Board of Directors does not have an “audit committee financial expert.”

Executive Compensation

Executive Compensation Summary

The following table sets forth the total compensation for the fiscal years ended July 31, 2005, 2004 and 2003, paid to or accrued for our chief executive officer and our three other executive officers who provided services to us at July 31, 2005, excluding executive officers paid less than $100,000 annually. Each of the following executive officers is referred to as a “Named Executive Officer.”

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation	Securities Underlying Options/SARs (#)

Eric Johnson	2005	34,485	—	—	700,000
Chief Executive Officer	2004	129,580	—	—	—
	2003	125,400	—	—	300,000

Richard Reincke	2005	24,200	—	—	300,000
President and Chief	2004	109,100	—	—	—
Operating Officer	2003	105,600	—	—	—

Richard Grosser (1)	2005	119,792	—	—	—
Chief Technology	2004	125,000	—	—	—
Officer	2003	128,645	—	—	405,000

David Smith (2)	2005	24,500	—	—	300,000
Chief Financial Officer	2004	—	—	—	—
	2003	—	—	—	—

(1)   Mr. Grosser joined the company in March 2003. Mr. Grosser’s employment contract with the company expired on March 17, 2006.

(2)   Mr. Smith joined the company in February 2003.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities	Percent of Total Options	Exercise Price
Name	Underlying Options	Granted to Employees in Fiscal Year	($/Share)

Eric Johnson	850,000	34%	$1.20
Richard Reincke	450,000	18%	$1.20
David Smith	450,000	18%	$1.20
Michael McBride (1)	150,000	6%	$1.20
Joseph Grillo (2)	150,000	6%	$1.20

(1)   Mr. McBride resigned as a director of the Company effective January 1, 2006.

(2)   Mr. Grillo resigned as a director of the Company on February 8, 2006.

Fiscal Year-End Option Values

The following table provides information on the value of each of our Named Executive Officer’s unexercised options at July 31, 2005.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the Money Options at Fiscal Year-End ($)(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric Johnson	1,938,240	—	$730,592	—
Richard Reincke	1,300,320	—	526,256	—
Richard Grosser	500,000	—	0	—
David Smith	450,000	—	0	—

(1)   Calculated based upon the closing price of our common stock as reported on the over-the-counter bulletin board on July 31, 2005 of $0.90 per share, the per share exercise price, multiplied by the number of shares underlying such options. Options are considered “in the money” if the fair market value of the underlying securities exceeds the exercise price of the options.

Compensation of Directors

On December 10, 2004, each of our directors received an option to purchase 150,000 shares of the company’s common stock at an exercise price of $1.20 per share with an exercise period that began January 1, 2005 and terminates two years thereafter. The option agreement also provided that, unless each director obtains the written consent of the company’s Board of Directors, he will, for a period of one year, or until the company’s commons stock is listed on the American Stock Exchange, he will not sell any securities acquired through the exercise of the option at any time during the exercise period in excess of one thousand shares during any calendar month.

Agreements with Executive Officers

On April 1, 2002, we entered into an employment agreement with Eric Johnson for the positions of Chief Executive Officer and President. The agreement provided for an initial three year term which renewed annually on the anniversary date unless terminated by either party with 90 days prior notice. Pursuant to the agreement, Mr. Johnson agreed to serve as President and Chief Executive Officer of the Company, and was required perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, including but not limited to the hiring and firing of all employees, negotiating and entering into contracts, obtaining financing for the Company, signing on bank accounts, and engaging attorneys, accountants and other professionals to perform necessary services for the Company. His starting annual salary was $114,000 per year, with a minimum 10% per year increase; he is also entitled to participate in our stock option plan. In or about February 2004, with approval of our Board of Directors, he relinquished the title of President. Following the employment term, and if the employment term has not been terminated for cause, the employment agreement further provides that Mr. Johnson shall make his advice and counsel available to the Company for such monthly periods as we shall specify, but in no event more than one year, for monthly cash compensation in an amount equal to his monthly salary during the last month he was employed.

On May 1, 2002, we entered into an employment agreement with Richard Reincke for the position of Chief Operating Officer. The agreement provided for an initial three year term which renewed annually on the anniversary date unless terminated by either party with 90 days prior notice. In addition to his continuing role as Chief Operating Officer, Mr. Reincke became the Company’s president in September 2004 but has received no additional compensation for assuming that position.

Pursuant to the agreement, Mr. Reincke performs all services, acts, or things necessary or advisable to manage the day-to-day operations of the Company required for the development and commercial exploitation of the Company’s products and technologies. His starting annual salary was $96,000 per year, with a minimum 10% per year increase;

he is also entitled to participate in our stock option plan. Following the employment term, and if the employment term has not been terminated for cause, the employment agreement further provides that Mr. Reincke shall make his advice and counsel available to the Company for such monthly periods as we shall specify, but in no event more than one year, for monthly cash compensation in an amount equal to his monthly salary during the last month he was employed.

On March 19, 2003, we entered into an employment agreement with Richard Grosser for the position of Chief Technology Officer. Pursuant to the agreement, Mr. Grosser will perform all services, acts, or things customarily performed by a Chief Technology Officer to develop our technologies. His starting annual salary was $125,000 per year, with a minimum 10% per year increase; he is also entitled to participate in our stock option plan. Also pursuant to the agreement, he received options to purchase 50,000 shares of our common stock, with an exercise period which begins on March 30, 2003 and terminates on March 30, 2006, at an exercise price of $1.00 per share of common stock. He also received options to purchase an additional 50,000 shares per quarter (up to 150,000 shares) of Employer’s common stock, at an exercise price of $1.00 and for the same exercise period during the second, third and fourth quarters of the employment term. The agreement provided for a three year term and expired on March 17, 2006.

Each of these agreements has been filed with the Securities and Exchange Commission as an exhibit to our periodic filings and is incorporated herein by reference. See Item 27. Exhibits for an explanation of where copies of these agreements may be found.

Other Relationships and Related Transactions

During the period from January 16, 2002 (inception) to July 31, 2002, the Company was advanced $22,792 for various expenses from Eric Johnson, our president and chief executive officer. In August 2002, we aggregated various advances from Mr. Johnson into a promissory note in the amount of $28,000. The note bears an annual interest rate of 8% and is due on demand. The proceeds of this note were used for operating purposes. The outstanding balance due on this note at July 31, 2005 was $2,967. We accrued $1,206 for unpaid interest, which is included in accounts payable and accrued expenses. During the period from January 16, 2002 (inception) to July 31, 2002, we were advanced $1,500 for various expenses from Richard Reincke, our secretary and chief operating officer. In August 2002, we aggregated various advances from Mr. Reincke into a promissory note in an initial amount of $10,000 dated August 14, 2002. The note bears annual interest at the rate of 8% and is due on demand. The proceeds were used for operating purposes. During the year ended July 31, 2003, we accrued $700 for unpaid interest, which is included in accounts payable and accrued expenses.

On March 1, 2005 two officers, Eric Johnson and Richard Reincke, exercised options to acquire 341,440 shares for $0.10 per share. The options were exercised in exchange for $34,144 in accrued salary owed the officers.

In June 2005, an officer, Eric Johnson, loaned the Company $94,000 to purchase an automobile and provide operating capital. This obligation is secured with a UCC-1 filed with the Arizona Secretary of State.

We entered into several transactions with Lars Johnson, who is the brother of Eric Johnson, our chief executive officer. On September 16, 2002, Lars Johnson and his wife purchased 50,000 shares of our common stock through a private placement at $0.25 per share, which was the same price paid by all other subscribers to that private placement. Since that private placement was our initial financing, all of the subscribers were friends, family members or long-time business associates of our officers and directors, and none of those subscribers, including Lars Johnson, received any preferential pricing or treatment. In February 2003, we issued $17,000 of 8% convertible debentures in a private placement for a principal amount of $17,000 to Lars Johnson. The debentures were convertible at any time after March 28, 2003 at a conversion price of $1 per share. The debentures were unsecured and were due and payable on February 1, 2004. In May 2003, Lars Johnson converted the $17,000 principal amount of the debentures, along with accrued interest, into 17,510 shares of common stock of the Company.

In October 2002, we entered into a consulting agreement with Lars Johnson. He was compensated with a total of 100,000 shares of our common stock. He also received options to purchase 225,000 shares of our common stock exercisable at $0.30 per share during the exercise period from January 1, 2003 to June 1, 2006. The fair value of the common stock on the date of issuance was $0.25 per share. Using the Black Scholes Option pricing model, the total value of these options amounted to $187,065, which will be amortized over the service period. In July 2003, these options were exercised in exchange for a note receivable of $67,500. In May 2003, Lars Johnson converted 12,520 shares of our Series A 8% Preferred Convertible Stock, along with accrued interest, into 64,172 shares of our common stock.

Transactions with Promoters

In February 2002, we issued 10,000,000 shares of our common stock to our founders in exchange for services related to our incorporation and initial business activities. In July 2002, our Board of Directors determined that we had not received consideration for the issuance of 1,650,000 of those shares of our common stock, and we canceled those shares, leaving 8,350,000 common shares issued to founders, valued at $8,350. The founders’ shares were valued at par value, or $0.001 per share, which represented the fair market value of our stock on the date of issuance.

The following individuals were issued founders’ shares for the services indicated:

•                                          Eric Johnson, our president and chief executive officer, received 3,550,000 shares of our common stock for initial capitalization and services related to our incorporation. Specifically, Mr. Johnson assisted in the initial incorporation and helped formulate our business plan. His shares were valued at $0.001 per share.

•                                          Mr. King, a former member of our Board of Directors, received 3,405,000 shares of our common stock for services related to our initial incorporation including assisting in the formulation of our business plan and product development. His shares were valued at $0.001 per share.

•                                          Mr. Reincke, our president and chief operating officer, received 800,000 shares of our common stock for services related to our initial incorporation including assisting in the filing documents related to our incorporation, general office duties, and formulation of our business and marketing plans. His shares were valued at $0.001 per share.

•                                          Mr. Farquhar, a consultant, received 500,000 shares of our common stock for his services related to incorporation, including the formulation of our marketing plans and the determination of our initial start-up costs. His shares were valued at $0.001 per share.

•                                          Robin J. Gamma was issued 20,000 shares of our common stock for secretarial and administrative services performed during our inception.

•                                          Corree Larsen was issued 20,000 shares of our common stock for secretarial and administrative services performed during our inception.

•                                          Richard Kitynsky was issued 50,000 shares of our common stock for helping to formulate our business plan and provided expertise relating to vulnerability assessments and military communications which helped in product development.

•                                          Daniel Hiliker was issued 5,000 shares of our common stock for software development services performed during our inception.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of $0.001 par value common stock. As of January 31, 2006, approximately 32,431,508 shares of our common stock were issued and outstanding. Each share of common stock has equal rights and preferences, including voting privileges. Each holder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. There is cumulative voting with respect to the election of our directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividends. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.

We have reserved 10,000,000 shares of our common stock for use in the “Aegis Assessments 2002 Stock Option Plan” and we also contemplate reserving some of our common stock for use in future stock option plans for our employees.

Preferred Stock

Our Board of Directors is authorized by our certificate of incorporation to issue up to 10,000,000 shares of one or more series of preferred stock, par value $0.001 per share. As of January 31, 2006, none of our preferred stock was issued and outstanding. In the event that the Board of Directors issues shares of preferred stock, it may exercise its discretion in establishing the terms of such preferred stock. Our Board of Directors may determine the voting rights, if any, of the series of any preferred stock being issued, including the right to:

•                                          vote separately or as a single class with the common stock and/or other series of preferred stock;

•                                          have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and

•                                          vote on specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition.

If our company liquidates, dissolves or winds up, the holders of our preferred stock may be entitled to receive preferential cash distributions fixed by our Board of Directors when creating the particular preferred stock series before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our Board of Directors could be redeemable or convertible into shares of any other class or series of our stock. The issuance of preferred stock by our Board of Directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Dividend Policy

We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Warrants

We issued warrants to the investors that participated in our recent private placement of secured convertible promissory notes. In total, we issued warrants to purchase an aggregate of 10,666,668 shares of our common stock. The Class A Warrants have an exercise price of $0.25 per share and expire on February 17, 2011. The Class B Warrants have an exercise price of $0.60 per share and expire on February 17, 2009.

The exercise prices of the warrants are subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial exercise price of $0.25 for the Class A Warrants, and $0.60 for the Class B Warrants, each as subject to adjustment.

The Class A Warrants and the Class B Warrants each include a “cashless exercise” feature, which permits the holder to exercise the warrants by surrender of a portion of the warrants. The cashless exercise feature is available to the holder, if at the time of exercise, there is not in effect a registration statement covering the shares underlying the warrants are registered.

We engaged vFinance Investments, Inc. and Harborview Capital Management LLC as the placement agents in connection with the private placement. We issued to vFinance Investments, Inc. warrants to purchase up to 80,000 shares of our common stock at $0.1875 per share. We also issued to Harborview Capital Management LLC warrants to purchase up to 453,333 shares of our common stock at $0.1875 per share.  The warrants issued to vFinance Investments, Inc. and Harborview Capital Management LLC have the same terms as the warrants issued to the investors.

Delaware Anti-Takeover Statute and Charter Provisions

Delaware anti-takeover statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•                                          Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                                          Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•                                          by persons who are directors and also officers, and

•                                          by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

•                                          on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an “interested stockholder” did own, 15% or more of the corporation’s voting stock.

Certificate of Incorporation

Our certificate of incorporation provides for the authorization of our Board of Directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions may also have the effect of preventing changes in the management of the Company.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation, as amended, provides, to the fullest extent permitted by Delaware General Corporation Law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate our right and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the “Securities Act,” may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of April 12, 2006. The table further sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. For purposes of presentation, we have assumed that the selling stockholders will convert all indebtedness and exercise all warrants, subject to the contractual prohibition prohibiting the investors from beneficially owning more than 4.99% of our issued and outstanding common stock. Therefore, for the purposes of this table, the investor’s beneficial ownership shall not exceed 4.99%. However, the investors will over time have the ability to convert the entire amount being offered upon the conversion of the notes and exercise of the warrants, and therefore we are registering the entire amount offered in this registration statement. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. However, we will receive proceeds from any exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

Name of Selling Stockholder	Shares of Stock Owned (1)(2)(3)	Shares of Common Stock Being Offered(1)(2)(3)	Percentage of Shares Owned Before the Offering(3)	Percentage of Shares Owned After the Offering(4)

Alpha Capital Aktiengesellschaft (5)	7,000,002	7,000,002	4.99%	—
Harborview Master Fund LP (6)	4,500,000	4,500,000	4.99%	—
Harborview Capital Management LLC (7)	453,333	453,333	4.99%	—
DKR Soundshore Oasis Holding Fund Ltd. (8)	4,500,000	4,500,000	4.99%	—
vFinance Investments, Inc. (9)	80,000	80,000	4.99%	—
Total	16,533,335	16,533,335		—

(1)          The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured promissory notes and exercise of the warrants currently held by the selling stockholders is subject to adjustment depending on, among other factors, the future market price of the common stock and our financial performance, and could be materially less or more than the number estimated in the table.

(2)          The foregoing common stock consists of (i) 5,333,334 shares that would be issuable upon conversion of secured convertible notes, based upon an assumed conversion price $0.15 per share, (ii) 80,000 shares issuable upon exercise of warrants issued to vFinance Investments, Inc. based upon an assumed exercise price of $0.1875 per share, (iii) 453,333 shares of common stock issuable upon exercise of warrants issued to Harborview Capital Management LLC based upon an exercise price of $0.1875 per share, (iv) 5,333,334 shares issuable upon exercise of the Class A Warrants, based upon an assumed exercise price of $0.25 per share, and (v) 5,333,334 shares issuable upon exercise of investment the Class B Warrants, based upon an assumed exercise price of $0.60 per share, all of which are being registered under this prospectus for the benefit of the selling stockholders.

(3)          The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. However, the selling stockholder has contractually agreed to restrict their ability to convert their secured convertible note or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the percentage of shares owned prior to the offering is listed as 4.99%; however, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the secured convertible note and the warrants.

(4)          Assumes all shares registered on this prospectus are sold.

(5)          The number of shares being offered includes 7,000,002 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Mr. Konrad Ackermann, the manager of Alpha Capital Aktiengesellschaft, exercises voting and dispositive power over all of the shares beneficially owned. Mr. Ackermann disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

(6)          The number of shares being offered includes 4,500,000 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the warrants. Richard Rosenblum and David Stefansky, each a manager of Harborview Master Fund LP, exercise voting and investment control over the shares beneficially owned. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of these securities except to the extent of their beneficial interest therein.

(7)          The number of shares being offered includes 453,333 shares of the Company’s common stock issuable upon exercise of the warrants. Richard Rosenblum and David Stefansky, each a manager of Harborview Capital Management LLC, exercise voting and investment control over the shares beneficially owned. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of these securities except to the extent of their beneficial interest therein.

(8)          The number of shares being offered includes 4,500,000 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Mr. Seth Fischer, the managing partner of DKR Soundshore Oasis Holding Fund Ltd., exercises voting and dispositive power over all of the shares beneficially owned. Mr. Fischer disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

(9)          The number of shares being offered includes 80,000 shares of the Company’s common stock issuable upon exercise of the warrants. Mr. Leonard Sokolow, the Chief Executive Officer of vFinance Investments, Inc., exercises voting and dispositive power over all of the shares beneficially owned. Mr. Sokolow disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                                          Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          An exchange distribution in accordance with the rules of the applicable exchange;

•                                          Privately negotiated transactions;

•                                          Short sales;

•                                          Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                                          Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          A combination of any such methods of sale; and

•                                          Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transaction involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the Company by Snell & Wilmer, LLP, One Arizona Center, Phoenix, Arizona 85004.

EXPERTS

The balance sheet and financial statements of the Company as of and for the year ended July 31, 2005 in this prospectus have been audited by Mantyla McReynolds LLC, independent registered public accounting firm upon the authority of such firm as experts in accounting and auditing. The balance sheet and financial statements of the Company as of and for the year ended July 31, 2004 in this prospectus have been audited by Hein & Associates, LLP, independent registered public accounting firm upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no changes in or disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B except as follows:

Effective December 8, 2003, the Company decided to replace Kelly & Company, which audited the Company’s financial statements for the fiscal year ended July 31, 2003, with Hein & Associates, LLP to act as the Company’s independent auditors. The reports of Kelly & Company for that fiscal year did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the report of Kelly & Company for that fiscal year was qualified with respect to uncertainty as to the Company’s ability to continue as a going concern. During that fiscal year and relevant interim periods there were no disagreements with Kelly & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Kelly & Company would have caused it to make reference to such disagreements in its reports.

Effective March 10, 2005, the Company decided to replace Hein & Associates, LLP, which audited the Company’s financial statements for the fiscal year ended July 31, 2004, with Mantyla McReynolds LLC to act as the Company’s independent auditors. The reports of Hein & Associates, LLP for that fiscal year did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the report of Hein & Associates, LLP for that fiscal year was qualified with respect to uncertainty as to the Company’s ability to continue as a going concern. During the Company’s most recent fiscal year and subsequent interim periods there were no disagreements with Hein & Associates, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hein & Associates, LLP would have caused it to make reference to such disagreements in its reports, however as discussed below there was auditing procedure that Hein & Associates, LLP had requested and completion of this procedure was unresolved at the time of the change in the Company’s certifying accountants.

Hein & Associates, LLP had advised the Company that they would require as part of their auditing procedures that we prepare a letter to the Chief Accountant’s Office of the Securities and Exchange Commission, prepared in accordance with Securities and Exchange Commission guidelines for such inquiries, which would describe the transactions and the company’s basis for its accounting treatment. At the time of Hein & Associates, LLP’s termination, a draft of the letter had been initially prepared by the Company. Hein & Associates, LLP had not completed their review of our letter. Without completion of their review and concurrence of the Securities and Exchange Commission, the matter was considered by Hein & Associates, LLP unresolved at the time of termination. The Company has not submitted any inquiry into the Securities and Exchange Commission and we have turned the procedure to determine the correct accounting treatment of the transactions over to Mantyla McReynolds LLC for completion.

The change in the Company’s auditors was recommended and approved by the Board of Directors of the Company.

During the two most recent fiscal years, the Company did not consult with Mantyla McReynolds LLC regarding the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

AVAILABLE INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Securities and Exchange Commission’s regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the Securities and Exchange Commission at 1-323-965-3998. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

AEGIS ASSESSMENTS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Aegis Assessments, Inc. a development stage company

We have audited the accompanying balance sheet of Aegis Assessments, Inc. a development stage company as of July 31, 2005 and the related statements of operations, stockholders’ deficit, and cash flows for the year ended July 31, 2005, and for the period from inception January 16, 2002 through July 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegis Assessments, Inc. a development stage company as of July 31, 2005 and the results of operations and cash flows for the year ended July 31, 2005, and for the period from inception January 16, 2002 through July 31, 2005. in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 6 to the financial statements, the Company has incurred substantial losses from operations and is in the development stage. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mantyla McReynolds

Salt Lake City, Utah

November 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Aegis Assessments, Inc.

Scottsdale, Arizona

We have audited the accompanying balance sheet of Aegis Assessments, Inc. (a development stage company) as of July 31, 2004 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended July 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegis Assessments, Inc. as of July 31, 2004, and the results of its operations and its cash flows for the year ended July 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial losses from operations and is in the development stage. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

HEIN & ASSOCIATES LLP

Phoenix, Arizona

October 26, 2004

Aegis Assessments, Inc.

(A Development Stage Company)

Balance Sheet

	As of July 31,
	2005	2004
	(Audited)	(Audited)
Assets

Current Assets
Cash and cash equivalents	$55,508	$497,577
Accounts Receivable		12,545
Inventory (see Note 2)	404,488	196,400

Total Current Assets	$459,996	$706,522

Property and equipment, net of accumulated depreciation of $89,051 at July 31, 2005 and $17,993 at July 31, 2004	232,629	240,363
U.S. Treasury Bonds – Restricted (see Note 4)	4,947,165
Other Assets	7,616	14,616

Total Assets	$5,647,406	$961,501

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$167,784	53,315
Accrued payroll	73,215	16,419
Deferred revenue (see Notes 2 and 6)	350,000	350,000
Note payable – related party (see Note 3)	94,000	2,332

Total Current Liabilities	$684,999	$422,066

Commitments and contingencies (see Notes 4 and 6)
Contingent loss on derivative and equity swap	543,450
Series A 8% convertible preferred stock $0.001 par value; 200,000 shares authorized, none outstanding
Stockholders’ Equity (see Note 4):
Preferred stock, $0.001 par value, 10,000,000 shares authorized for issuance in one or more series.
Common stock, $0.001 par value, 100,000,000 shares authorized; 28,470,675 shares issued and outstanding at July 31, 2005 and 18,372,874 shares issued and outstanding at July 31, 2004	28,472	18,374
Additional paid-in capital	22,109,422	11,113,105
Stock subscription receivable – related party (see Note 3)	(67,500)	(67,500)
Stock subscription receivable	(133,000)
Unrealized loss on marketable securities	(76,356)
Deficit accumulated during the development stage	(17,442,081)	(10,524,544)

Total stockholders’ equity	$4,418,957	$539,435

Total liabilities and stockholders’ equity	$5,647,406	$961,501

The accompanying notes are an integral part of the financial statements.

Aegis Assessments, Inc.

(A Development Stage Company)

Balance Sheet

As of January 31, 2006
(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$25,464
Advance	1,750
Prepaid Expense	13,346
Inventory (see Note 2)	415,544

Total Current Assets	$456,104

Property and equipment, net of accumulated depreciation of $128,179 at January 31, 2006	198,143
U.S. Treasury Bonds – Restricted (see Note 4)	4,957,025
Other Assets	7,616

Total Assets	$5,618,888

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	277,670
Accrued payroll	141,475
Deferred revenue	350,000
Note payable – related party	18,797
Note Payable	125,000

Total Current Liabilities	$912,942

Commitments and contingencies (see Notes 4 and 6) Contingent loss on derivative and equity swap	3,979,452

Series A 8% convertible preferred stock $.001 par value; 200,000 shares authorized.

Stockholder’s Equity:
Preferred stock $.001 par value, 10,000 shares authorized for issuance in one or more series. Common stock $.001 par value; 100,000,000 shares authorized; 32,431,508 shares issued and outstanding at January 31, 2006	32,431
Additional paid-in capital	22,660,963
Stock subscription receivable – related party	(67,500)
Stock subscription receivable	(103,015)
Unrealized loss on marketable securities	(66,496)
Deficit accumulated during the development stage	(21,729,889)

Total stockholders’ equity	726,494

Total liabilities and stockholders’ equity	$5,618,888

The accompanying notes are an integral part of the financial statements.

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Operations

	For the Year Ended July 31,
	2005	2004
	(Audited)	(Audited)

Revenue	$58,447	$12,545

Operating expense
Cost of equipment sold	$31,500	$3,600
General and administrative expenses – other	6,401,034	8,923,935
Consulting fees – related party	—	53,588
Total Operating Expenses	$6,432,534	$8,981,123

Other Income/Loss
Loss on interest rate derivative swap	$43,450	—
Loss on equity swap	500,000	—
Loss before provision for income taxes	(6,917,537)	(8,968,578)
Provision for income taxes	—	—

Net loss	$(6,917,537)	$(8,968,578)

Other Comprehensive Income
Unrealized loss on marketable securities	$76,356	—
Total comprehensive loss	$(6,993,893)	$(8,968,578)

Net loss available to common stockholders per common share – basic and diluted	$(0.29)	$(0.62)
Weighted average common shares – basic and diluted	23,887,938	14,436,016

The accompanying notes are an integral part of the financial statements.

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Operations

	For the Three Month Period Ended January 31,		For the Six Month Period Ended January 31,		For the period from January 16, 2002 (inception) to
	2006	2005	2006	2005	January 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue		$6,000		$6,000	$70,992

Operating expense
Cost of equipment sold		$4,500		$4,500	$35,100
General and administrative expenses – other	431,935	3,350,751	851,806	3,893,651	$17,498,464
Consulting fees - related party					$287,065
Total Operating Expenses	$431,935	$3,355,251	$851,806	3,898,151	$17,820,629

Other Income/Loss
Loss on interest rate derivative swap	$16,438		$36,002		$79,452
Loss on equity swap	400,000		3,400,000		3,900,000
					—
Loss before provision for income taxes	(848,373)	(3,349,251)	(4,287,808)	(3,892,151)	(21,729,089)
Provision for income taxes					800

Net loss	$(848,373)	$(3,349,251)	$(4,287,808)	$(3,892,151)	$(21,729,889)

Other Comprehensive Income (loss)
Unrealized gain (loss) on marketable securities	$14,538		$9,860		$(66,496)
Total comprehensive loss	$(833,835)	$(3,349,251)	$(4,277,948)	$(3,892,151)	$(21,796,385)

Net loss available to common stockholders per common share – basic and diluted	$(0.03)	$(.014)	$(.014)	$(.19)	$(1.27)
Weighted average common shares – basic and diluted	31,475,711	23,112,141	30,170,897	20,875,174	17,134,150

The accompanying notes are an integral part of the financial statements.

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Cash Flows

	For the Year Ended July 31,
	2005	2004
	(Audited)	(Audited)
Cash flows from operating activities:
Net loss	$(6,917,537)	$(8,968,578)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash items included in the net loss:
Depreciation	71,059	15,644
Amortization and expenses related to stock and stock options	4,636,065	7,293,494

Loss on interest rate derivative swap	43,450	—
Loss on equity swap	500,000	—
The intrinsic value of non-detachable conversion rights of the Series A 8% preferred stock	—	1,184
Issuance of stock for payment of interest
Change in Assets:
Accounts Receivable	12,545	(12,545)
Inventory	(208,088)	(196,400)
Other Assets	7,000	(14,616)

Change in Liabilities:
Accrued payroll	56,796	(237,352)
Accounts payable	114,470	(7,685)
Accrued interest officers	—	(1,906)
Deferred Revenue	—	350,000
Note Payable – officer	94,000	—
Note Payable	(2,333)	2,333
Net cash used in operating activities	$(1,592,573)	$(1,776,427)

(Continued)

The accompanying notes are an integral part of the financial statements.

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Cash Flows

	For the Year Ended July 31,
	2005	2004
	(Audited)	(Audited)
Cash flows used in investing activities:
Payments to acquire property and equipment	$(63,324)	$(231,764)
Net cash flows used in investing activities	$(63,324)	$(231,764)

Cash flows provided by financing activities:
Proceeds from issuance of preferred stock	—	—
Proceeds from issuance of common stock – related party	—	—
Proceeds from issuance of common stock	792,030	2,016,502
Proceeds from exercise of warrants	184,654	445,751
Proceeds from exercise if options	217,144	—
Proceeds from issuance of debenture	—	—
Proceeds from notes payable and advances – related parties	—	583
Stock subscription receivable	—	10,000
Advances from officers	—	—
Net cash provided by financing activities	1,213,828	2,472,836

Net increase in cash and cash equivalents	(442,069)	464,645

Cash and cash equivalents, beginning of period	497,577	32,932
Cash and cash equivalents, end of period	$55,508	$497,577

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	—	—
Cash paid for income taxes	—	—
Supplemental disclosure of Non-Cash Investing and Financing Activities
Exercise of options applied against notes	—	$17,000

Payment of accounts payable with stock	—	12,025

Conversion of preferred stock to common stock	—	27,500

Issuance of common stock for services	$4,636,065	$7,293,494
Issuance of stock for note – related party	—	67,500
Issuance of stock for notes	133,000	—

The accompanying notes are an integral part of the financial statements.

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Cash Flows

	For the Six Month Period Ended January 31,		For the period from January 16,2002 (inception) to
	2006	2005	January 31,2006
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(4,287,808)	$(3,892,151)	$(21,729,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash items included in the net loss:
Depreciation	39,128	34,505	128,180
Amortization and expenses related to stock and stock options	20,000	2,824,565	12,884,625
Loss on interest rate derivative swap	36,001		79,451
Loss on equity swap	3,400,000		3,900,000
The intrinsic value of non-detachable conversion rights of the Series A 8% preferred stock			9,800
Issuance of stock for payment of interest			3,266
Change in Assets:
Accounts Receivable		(6,000)	—
Inventory	(11,055)	(210,088)	(415,543)
Other Assets			(7,616)
Advance	(1,750)		(1,750)
Prepaid expense	(13,346)		(13,346)

Change in Liabilities:
Accrued payroll	68,260	96,148	141,475
Accounts payable	109,886	18,993	277,670
Accrued interest officers			—
Deferred Revenue	—	—	350,000
Net cash used in operating activities	$(640,684)	$(1,134,028)	(4,393,677)

(Continued)

The accompanying notes are an integral part of the financial statements.

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Cash Flows

	For the Six Month Period Ended January 31,		For the period from January 16, 2002 (inception) to
	2006	2005	January 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows used in investing activities:
Payments to acquire property and equipment	$(4,642)	$(30,475)	$(326,322)
Net cash flows used in investing activities	(4,642)	(30,475)	(326,322)

Cash flows provided by financing activities:
Proceeds from issuance of preferred stock			90,100
Proceeds from issuance of common stock – related party			22,500
Proceeds from issuance of common stock	565,485	554,405	3,577,517
Proceeds from exercise of warrants		184,654	630,405
Proceeds from exercise if options		38,500	237,144
Proceeds from issuance of debenture			17,000
Proceeds from notes payable and advances – related parties			17,000
			—
Stock subscription receivable			10,000
Advances from officers			—
Note Payable – officer	(75,203)		18,797
Note Payable	125,000	53,381	125,000
Net cash provided by financing activities	615,282	830,940	4,745,463

Net increase in cash and cash equivalents	(30,044)	(333,563)	25,464

Cash and cash equivalents, beginning of period	55,508	497,577	—
Cash and cash equivalents, end of period	$25,464	$164,014	$25,464

Supplemental Disclosure of Cash Flow Information
Cash paid for interest
Cash paid for income taxes
Supplemental disclosure of Non-Cash Investing and Financing Activities
Exercise of options applied against notes			$17,000

Payment of accounts payable with stock			12,025

Conversion of preferred stock to common stock			27,500

Issuance of common stock for services	$20,000		$12,884,625
Issuance of stock for note – related party			67,500

Issuance of stock for notes			133,000

The accompanying notes are an integral part of the financial statements.

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Balance at January 16, 2002, inception

Issuance of founders’ shares at the par value of $.001 per share in February 2002 for cash	8,350,000	$8,350					$8,350

Issuance of common stock for the value of legal services provided at $.001 per share in April 1, 2002	400,000	400	$3,604				4,004

Issuance of common stock to two former officers for the then-believed value of services provided at $.01 per share in April 2002	1,000,000	1,000	9,000				10,000

Issuance of common stock for cash at $.25 per share from May 2002 to July 2002	320,000	320	79,680				80,000

Net loss for the period ended July 31, 2002						$(127,365)	$(127,365)

Balance at July 31, 2002	10,070,000	10,070	92,284			(127,365)	(25,011)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total
Issuance of common stock for cash at $.25 per share in August 2002 and September 2002	214,000	$214	$53,286				$53,500

Issuance of stock options to a director for future services based upon the stock option’s fair value of $.30 in August 2002.			54,640	$(54,640)			$—

Issuance of common stock for cash at $.25 per share in September 2002 to a related party.	90,000	90	22,410				22,500

Issuance of 100,000 shares of common stock for software acquired based upon the fair value of the stock of $1.00 per share in October 2002. This transaction was subsequently rescinded and the software returned to the vendor and the shares returned to the Company in December 2002.

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of common stock to a related party consultant for future services based upon the fair value of the stock of $1.00 per share in October 2002.	50,000	$50	$49,950	$(50,000)

Issuance of common stock to a consultant for future services based upon the fair value of the stock of $1.00 per share in October 2002.	150,000	150	149,850	(150,000)

Issuance of stock options to a related party consultant for future services based upon a stock option’s fair value of $.83 in October 2002.			187,065	(187,065)

Issuance of stock options to a consultant for future services based upon a stock option’s fair value of $.83 in October 2002.			124,710	(124,710)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of stock options to a consultant for future services based upon the stock option’s fair value of $.83 in November 2002.			$83,140	$(83,140)

Issuance of common stock to a related party consultant for future services based upon the fair value of the stock of $1.00 per share in December 2002.	50,000	$50	49,500	$(50,000)

Issuance of common stock to a consultant for future services based upon the fair value of the stock of $1.00 per share in December 2002.	5,000	5	$4,995	(5,000)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

The intrinsic value of the non-detachable conversion rights recognized at the date of issuance of the Series A 8% Convertible Preferred Stock (from November 2002 to July 2003) whose conversion terms were below their fair value.			$9,800				$9,800

Issuance of common stock to two officers and major shareholders to satisfy accrued officers’ compensation based upon the fair value of the stock of $1.00 per share in December 2002.	$104,000	$104	$103,896				$104,000

Issuance of 200,000 shares of common stock as an inducement to defer an officer’s compensation payments based upon the fair value of the stock of $1.00 per share in January 2003, subsequently rescinded in July 2003.

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of common stock to a consultant for future services based upon the fair value of the stock of $1,00 per share in February 2003	100,000	$100	$99,900	$(100,000)

Issuance of common shares to two consultants for future services based upon the fair value of the stock of $1.00 per share in March 2003.	108,571	109	108,462	(108,571)

Issuance of stock options to an employee at an exercise price below fair value in March 2003.			7,000				$7,000

Issuance of stock options to a consultant for future services based upon the stock option’s fair value of $.46 in May 2003.			22,830	(22,830)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of common shares as the result of the exercise of a stock option by a related party (the brother of an officer and major shareholder) that provided for an exercise price of $.30 per share in May 2003. The related party issued a promissory note to pay for the shares issued, which is still outstanding as of the report date.	225,000	$225	$67,275		$(67,500)

Issuance of common shares to a related party in May 2003 as a result of the conversation of convertible debentures including related accrued interest and preferred stock including dividends, each with an exercise price of $1.00 per share of 17,510 and 64,172 common shares respectively.	81,682	82	81,600				$81,682

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of investment units comprised of one share of common stock and two stock warrants at a price of $1.50 per unit in July 2003.	46,667	$47	$69,953				$70,000

Amortization of the prepayment of services for the year ended July 31, 2003				$801,712			801,712

Net loss for the year ended July 31, 2003						(1,428,601)	(1,428,601)

Balance at July 31, 2003	11,294,920	$11,296	$1,442,996	$(134,244)	$(67,500)	$(1,555,966)	$(303,418)

Issuance of common shares as a result of the conversion of convertible preferred stock, including accrued interest of $1,184, at $1.00 per common share in august 2003.	26,684	29	28,655				28,684

Issuance of common shares to three consultants for future services based upon the fair value of the stock of $1.00 per share in September 2003.	412,500	412	412,088	(412,500)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of common shares to a consultant for future services, and forgiveness of $12,025 owed the consultant, based upon the fair value of the stock of $1.00 per share in September 2003.	500,000	500	499,500	(500,000)

Issuance of common shares as a result of the exercise of $.10 stock options by a officer and major shareholder in October 2003.	100,000	100	9,900				10,000

Issuance of common shares as a result of the exercise of $.10 stock options by a officer in October 2003.	70,000	70	6,930				7,000

Issuance of restricted common shares to a consultant for future services based on the fair value of the stock of $1.00 per share in December 2003.	250,000	250	249,750	(250,000)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of unrestricted common shares to a consultant for future services based on the fair value of the stock of $3.90 per share in January 2004.	200,000	200	779,800	(780,000)

Issuance of unrestricted common shares to a consultant for future services based on the fair value of the stock of $4.10 per share in January 2004.	5,000	5	20,495	(20,500)

Issuance of common shares as a result of the exercise of $1.00 stock options by an employee in December 2003.	1,800	2	1,798				1,800

Issuance of common shares as a result of the exercise of $1.00 stock options by a consultant in January 2004.	10,000	10	9,990				10,000

Issuance of restricted common shares to an officer for future services based on the fair value of the stock of $1.00 per share in March 2004.	300,000	300	299,700	(300,000)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of restricted common shares to two consultants for future services based on the fair value of the stock of $1.00 per share in March 2004.	300,000	300	299,700	(300,000)

Issuance of restricted common shares to an officer for future services based on the fair value of the stock of $1.00 per share in April 2004.	300,000	300	299,700	(300,000)

Issuance of restricted common shares to a director for future services based on the fair value of the stock of $1.00 per share in April 2004.	200,000	200	199,800	(200,000)

Issuance of restricted common shares to three consultants for future services based on the fair value of the stock of $1.00 per share in April 2004.	1,107,000	1,107	1,105,893	(1,107,000)

Issuance of restricted common shares to two consultants for future services based on the fair value of the stock of $1.00 per share in May 2004.	150,000	150	149,850	(150,000)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of unrestricted common shares to an officer for future services based on the fair value of the stock of $3.40 per share in March 2004.	400,000	400	1,359,600	(1,360,000)

Issuance of unrestricted common shares to a consultant for future services based on the fair value of the stock of $3.40 per share in March 2004.	100,000	100	339,900	(340,000)

Issuance of unrestricted common shares to a consultant for future services based on the fair value of the stock of $3.60 per share in March 2004.	300,000	300	1,079,700	(1,080,000)

Issuance of unrestricted common shares to a consultant for future services based on the fair value of the stock of $3.95 per share in April 2004.	15,000	15	59,235	(59,250)

Issuance of unrestricted common shares as a result of the exercise of $.10 stock options by a officer and major shareholder in May 2004.	100,000	100	9,900				10,000

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of investment units pursuant to a private offering dated June 2003. Each $1.50 unit consists of one share of common stock and two warrants. Amounts are for the year ended 7/31/04.	254,667	255	391,745				382,000

Issuance of common shares as a result of the exercise of warrants acquired in the June 2003 private offering. Amounts are for the year ended 7/31/04.	221,667	221	110,613				110,834

Issuance of investment units pursuant to a private offering dated October 2003. Each $1.50 unit consists of one share of common stock and one warrant. Amounts are for the year ended 7/31/04.	1,081,800	1,082	1,621,619				1,622,701

Issuance of common shares as a result of the exercise of warrants acquired in the October 2003 private offering. Amounts are for the year ended 7/31/04.	669,826	670	334,248				334,918

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services		Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Amortization of the prepayment of services for the year ended July 31, 2004				7,293,494				7,293,494

Net loss for the year ended July 31, 2004							$(8,968,578)	(8,968,578)

Balance at July 31, 2004	18,222,874	$18,374	$11,113,105	$	)	$(67,500)	$(10,524,544)	$539,435

Issuance of common shares as a result of the exercise of $.30 stock options by a director in September 2004	20,000	20	5,980					6,000

Issuance of common shares in exchange for U.S. Treasury bonds in November 2004	5,023,521	5,000	4,995,000					5,000,000

Issuance of common shares as a result of the exercise of $1 stock options by a former consultant in January 2005.	10,000	10	9,990					10,000

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of common shares as a result of the exercise of $.10 stock options by a consultant. The options were issued in exchange for future services based on the fair value of the stock of $1.65 per share in January 2005.	480,000	480	791,520	(744,000)	(48,000)

Issuance of common shares as a result of the exercise of stock options by a consultant. The options were issued in exchange for $15,000 and future services based on the fair value of the stock of $1.60 per share in January 2005	115,000	115	183,935	(169,050)			15,000

Issuance of common shares as a result of the exercise of stock options by a consultant. The options were issued in exchange for $13,500 and future services based on the fair value of the stock of $1.42 per share in January 2005	103,500	104	146,912	(133,515)			13,500

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of restricted common shares to a consultant for future services based on the fair value of the stock of $1.00 per share in January 2005	60,000	60	59,940	(60,000)

Issuance of restricted common shares to a consultant for future services based on the fair value of the stock of $1.00 per share in January 2005	50,000	50	49,950	(50,000)

Issuance of restricted common shares to a consultant for future services based on the fair value of the stock of $1.00 per share in January 2005	150,000	150	149,850	(150,000)

Issuance of common shares as a result of the exercise of $.15 stock options by a consultant. The options were issued in exchange for future services based on the fair value of the stock of $1.16 per share in March 2005	250,000	250	289,750	(252,500)			37,500

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of common shares as a result of the exercise of $.10 stock options by a consultant. The options were issued in exchange for future services based on the fair value of the stock of $1.75 per share in March 2005	770,000	770	1,346,730	(1,270,500)			77,000

Issuance of common shares as a result of the exercise of $.10 stock options by two officers and major shareholders in march 2005. The options were exercised in exchange for accrued officers’ compensation.	341,440	341	33,803				34,144

Issuance of common shares as a result of the exercise of $.10 stock options by a consultant. The options were issued in exchange for future services based on the fair value of the stock of $.130 per share in April 2005.	250,000	250	324,750	(300,000)			25,000

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of common shares as a result of the exercise of $.10 stock options by a consultant. The options were issued in exchange for future services based on the fair value of the stock of $1.15 per share in April 2005	250,000	250	287,250	(262,500)			25,000

Issuance of common shares as a result of the exercise of $.10 stock options by a consultant. The options were issued in exchange for future services based on the fair value of the stock of $1.20 per share in April 2005	300,000	300	579,700	(550,000)	(30,000)

Issuance of restricted common shares to three consultants for future services based on the fair value of the stock of $1.00 per share in March 2005.	160,000	160	159,840	(160,000)

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Total

Issuance of common shares as a result of the exercise of $.10 stock options by a consultant. The options were issued in exchange for future services based on the fair value of the stock of $.98 per share in June 2005	550,000	550	538,450	(484,000)	(55,000)

Issuance of restricted common shares to a consultant for future services based on the fair value of the stock of $1.00 per share in March 2005.	50,000	50	49,950	(50,000)

Issuance of investment units pursuant to a private offering dated October 2003. Each $1.50 unit consists of one share of common stock and one warrant. Amounts are for the year ended 7/31/05	198,169	198	297,057				297,255

Issuance of common shares as a result of the exercise of warrants acquired in the October 2003 private offering. Amounts are for the year ended 7/31/05	396,310	396	197,759				198,155

The accompanying notes are an integral part of the financial statements

Aegis Assessments, Inc.

(A Development Stage Company)

Statements of Shareholders’ Deficit

For the Period from January 16, 2002 (Inception) to July 31, 2005

	Common Shares	Common Stock	Additional Paid-In Capital	Stock and Options Issued for Future Services	Receivable From Exercise of Stock Options	Deficit Accumulated During the Development Stage	Unrealized Loss From Marketable Securities	Total

Issuance of investment units pursuant to a private offering dated November 2004. Each $1.00 unit consists of one share of common stock and one warrant. Amounts are for the year ended 7/31/05	549,132	549	452,601					453,150

Issuance of common shares as a result of the exercise of warrants acquired in the November 2004 private offering. Amounts are for the year ended 7/31/05	44,250	44	22,081					22,125

Unrealized loss on marketable securities							(76,356)	(76,356)

Amortization of prepayment of services for the year ended July 31, 2005				4,636,065				4,636,065

Net loss for the year ended July 31, 2005						(6,917,537)		(6,917,537)

Balance at July 31, 2005	28,470,675	28,472	22,109,422		(200,500)	(17,442,081)	(76,356)	4,418,957

The accompanying notes are an integral part of the financial statements

Notes to Financial Statements

For the Fiscal Years Ended July 31, 2005 and July 31, 2004

and the Three and Six Month Periods Ended

January 31, 2006 and January 31, 2005 (Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States (US GAAP), which contemplate continuation of Aegis Assessments, Inc. (a Development Stage Company) (the Company) as a going concern. However, the Company is subject to the risks and uncertainties associated with a new business, has no established source of revenue and has limited sources of equity capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, Share-based Payment. This standard is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R requires the measurement of the cost of employees services received in exchange for an award of the entity’s equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render service. The Company will adopt SFAS No. 123R on December 15, 2005, which will require stock-based compensation expense to be recognized against earnings for the portion of outstanding unvested awards, based on the grant date fair value of those awards calculated using a Black-Scholes pricing model under SFAS 123 for pro forma disclosure. The Company is currently evaluating to what extent the entity’s equity instruments will be used in the future for employees services and the transition provisions of this standard; therefore, the impact to the Company’s financial statements of the adoption of SFAS No. 123R cannot be predicted with certainty.

Development Stage Operations

Aegis Assessments, Inc. is a development stage company and has limited operating history with insignificant revenues. The Company was incorporated under the laws of the State of Delaware on January 16, 2002. As of July 31, 2005 the Company completed development of its core product, a specialized emergency response and communication systems for law enforcement agencies at all levels, the U.S. Department of Defense, and select commercial firms. The Company refers to this product as the “Aegis SafetyNet RadioBridge”, or “RadioBridge,” system. The Company is now engaged in producing the systems and establishing sales distribution channels.

Cash and Cash Equivalents

The Company considers all highly liquid cash investments with original maturities of 90 days or less to be cash equivalents. The Company periodically maintains cash balances in excess of FDIC limits.

Inventory

Inventory is stated at lower of cost or market (average cost method) and consists of units completed and deposits made with an outsourced manufacturer.

Marketable Securities

Marketable securities are stated at the lower of cost or market value and consists of U.S. Treasury Bonds.

Initial Production and Sales Activity

In May 2004, the Company received its first purchase order for the Aegis SafetyNet RadioBridge system and began production. The initial $2.4 million purchase order was accompanied by a progress payment of $350,000 against the first units. As of July 31, 2005, the Company had delivered 52 units to the distributor. The progress payment was recorded as deferred revenue. The Company anticipates significant involvement in the distributor’s resale activities and will not record revenue related to the units until they are sold to end-users.

An additional eight RadioBridge units have been sold directly by the Company to end-users. Full payment for these sales was received by July 31, 2005.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Management bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and assumptions routinely require adjustment. US GAAP requires management to make estimates and judgments in several areas including those related to the capitalization of development costs of the Company’s software, the valuation of the recoverability of those costs, and the fair value of stock-based compensation. Actual results in these particular areas could differ from those estimates.

Costs of Promotional Materials

The cost of promotional materials is expensed as incurred, and includes such items as the cost to produce a corporate capabilities video. The Company incurred promotional costs totaling $18,272 and $44,363 in the years ended July 31, 2005 and July 31, 2004 respectively. The Company incurred no promotional costs in the six-months ended January 31, 2006.

Revenue Recognition

The Company recognizes revenue according to Staff Accounting Bulletin 104, Revenue Recognition which clarifies U.S. generally accepted accounting principles for revenue transactions. Accordingly, revenue is recognized when an order has been received, the price is fixed and determinable, the order is shipped and installed, collection is reasonably assured and the Company has no significant obligations remaining.

Short-Term Investments

In accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” The Company has classified its investments as available for sale and records the investment at fair market value.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. As of July 31, 2005 and July 31, 2004, and January 31, 2006 the Company has provided a 100% valuation allowance for the deferred tax asset, since management has not been able to determine that the realization of that asset is more likely than not.

The Company’s net deferred tax assets as of July 31, 2005 consists of the following:

Tax effect of net operating loss:	$6,103,341
Less valuation allowance:	$6,103,341
Net deferred tax asset:	$—

During the year ended July 31, 2005, the Company’s deferred tax valuation allowance increased by $2,412,341.

As of July 31, 2005, the Company had a net operating loss carryforward of $17,438,117, which will begin to expire in 2018.

The Company’s effective tax rate differed from the statutory rate primarily because of increases of the valuation allowance.

Basic and Diluted Loss Per Share

The basic loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in the same way as basic loss per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. As of July 31, 2004, the Company had 6,238,200 outstanding stock options, and warrants that can be converted into 678,298 shares of common stock. As of July 31, 2005 the Company had 5,926,760 outstanding stock options, and warrants that could be converted into 422,882 shares of common stock (using the treasury stock method). As of January 31, 2006 the Company had 5,926,760 outstanding stock options, and warrants that could be converted into 1,181,732 shares of common stock (using the treasury stock method). The options and warrants would have an anti-dilutive effect and, therefore, are not included in diluted loss per share.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods, generally accelerated depreciation, for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories, and the costs incurred by category, as of July 31, 2005 are as follows:

		Estimated Useful Life

Office equipment	$122,788	3 years
Shop equipment	114,143	5 years
Office furniture	24,602	7 years
Product demonstration equipment	31,147	5 years
Automobiles	29,000	5 years
	321,680
Less: Accumulated Depreciation	(89,051)

Net Property and Equipment	$232,629

The Company recorded depreciation expense of $71,059 and $15,644 for the years ended July 31, 2005 and July 31, 2004 respectively. The Company recorded depreciation expense of $ 39,128 for the six-months ended January 31, 2006.

Stock-Based Compensation

The Company accounts for its two stock option plans and other stock-based employee compensation using the intrinsic value method and related interpretations. Accordingly, compensation expense is recorded on the date of grant only to the extent the current market price of the underlying stock exceeds the option exercise price.

During the year ended July 31, 2005 the Company recorded no stock based compensation to employees. However, employees and directors were issued three-year options to purchase 2,310,000 shares at $1.20 per share, the market value of the shares on the date the options were issued. During the year ended July 31, 2004 the Company recorded $600,000 in stock based compensation to employees, and an additional $200,000 in directors’ fees, both in the form of restricted common shares, valued a $1 per share. In addition, employees and directors were issued three-year options to purchase 2,310,000 shares at $1.20 per share, the market value of the shares on the date the options were issued. During the six-months ended January 31, 2006 the Company recorded no stock based compensation to employees.

Had compensation expense been determined based on the fair values at dates of grant for its stock options under the fair value approach, net loss and net loss per share would have been reported as indicated in the pro forma results below:

	Year Ended July 31,
	2005	2004

Net loss, as reported	$(6,917,537)	$(8,968,578)
Add: Stock-based compensation expense included in reporting net loss	—	—
Deduct: Stock-based employee compensation expense determined under fair value based method	0	(4,581,500)
Pro form net loss	$(6,917,537)	$(13,550,078)
Net loss per share, as reported	$(0.29)	$(0.62)
Net loss per share, pro forma	$(0.29)	$(0.94)

The fair value under FAS 123 for options granted were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Expected life (years)	3	3
Interest rate	3.00%	3.00%
Volatility	0%	96%
Dividend yield	0	0
Weighted average of fair market of options granted value	$0.01	$1.87

Research and Development and Software Development

Research and development costs are charged to expense as incurred. For the year ending July 31, 2005 the Company expensed approximately $175,000 in research and development cost. For the six-months ending January 31, 2006 the Company expensed approximately $66,000 in research and development cost.

The costs incurred for the development of computer software that will be sold, leased, or otherwise marketed will be capitalized when technological feasibility has been established. These capitalized costs will be subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Costs that will be capitalized include direct labor and related overhead. Amortization of capitalized software development costs will begin when the product is available for general release. No computer software costs are currently capitalized.

Derivative and Equity Swap Transaction

On November 23, 2004 the Company received $5,000,000 in U.S. Treasury bonds in a private placement of the Company’s common stock. Subsequently, the Company entered into a derivative swap transaction in which the bonds, including the interest earned on the bonds during the 24-month period of the swap agreement, have been pledged as security. The swap contract calls for a single settlement date between the parties on November 23, 2006. See Note 4 below. The accrued net obligation due under the agreement, if any, is periodically recorded as a contingent liability and a corresponding loss on the activity. The amount of the contingent liability due Cogent as of January 31, 2006 is $3,979,452. The bonds mature in October 2006.

The Company entered into these derivative swap transactions in connection with the management of its exposure to fluctuations in interest rates, and equity prices. These financial exposures are managed in accordance with corporate policies and procedures.

All derivatives are recorded at fair value on the balance sheet. Effective changes in fair value of derivatives designated as cash flow hedges and hedges of a net investment in a foreign operation are recorded in net unrealized gain / (loss) on derivatives, a separate component of other comprehensive income (loss). Amounts are reclassified from accumulated other comprehensive income (loss) when the underlying hedged item affects earnings.

All ineffective changes in fair value are recorded currently in earnings. Changes in fair value of derivatives designated as fair value hedges are recorded currently in earnings offset, to the extent the derivative was effective, by changes in fair value of the hedged item. Changes in fair value of derivatives not designated as hedging instruments are recorded currently in earnings.

Amortization of Deferred Compensation

The Company has issued stock and options, including below market options, for services since its inception as a means of financing development stage activities. Although in most cases the period of service for shares and options issued during the year ended July 31, 2005 extends beyond the fiscal year end, the actual period of service is ultimately in doubt. For this reason the Company expenses such services when the shares or options are issued. The total amount expensed in the year ended July 31, 2005 was $4,636,065. The total amount expensed in the six-months ended January 31, 2006 was $20,000.

3. RELATED PARTY TRANSACTIONS

8% Convertible Debenture - Related Party

In February 2003, the Company issued a $17,000 8% Convertible Debenture in a private placement for a principal amount of $17,000. The note was convertible at any time after March 28, 2003 at a conversion price of $1 per share. The debenture was unsecured and was due and payable on February 1, 2004. In May 2003, the related party converted $17,000 of the principle amount of debentures along with accrued interest into 17,510 shares of common stock.

Consulting Services – Related Party

During October 2002, the Company issued 50,000 shares of its common stock to a related party (the brother of an officer and major stockholder), in exchange for future consulting services valued at $1.00 per share, the fair value per share of the Company’s common stock at the date of issuance. The value of the services has been amortized over the term of the agreement, including the final $10,417 in the quarter ended October 31, 2003.

During December 2002, the Company issued 50,000 shares of its common stock to a related party (the brother of an officer and major stockholder) in exchange for future consulting services valued at $1.00 per share, the fair value per share of the Company’s common stock at the date of issuance. The value of the services has been amortized over the term of the agreement, including the final $7,197 in the quarter ended October 31, 2003.

During October 2002, the Company issued options to purchase 225,000 shares of the Company’s common stock to a related party (the brother of an officer and major stockholder) in exchange for future consulting services. The fair value of the common stock on the date of issuance was $0.25 per share. The fair value of these options amounted to $187,065, which has been amortized over the service period, including the final $35,974 in the quarter ended October 31, 2003.

Other Transactions – Related Party

In October 2003 two officers who are also major stockholders exercised their options to acquire 170,000 shares for $0.10 per share.

In December 2003 an employee exercised options to acquire 1,800 shares for $1.00 per share.

In January 2004 a former consultant exercised options to acquire 10,000 shares for $1.00 per share.

In May 2004 an officer who is also a major stockholder exercised options to acquire 100,000 shares for $0.10 per share.

In September 2004 a member of the Board of Directors exercised his option to acquire 20,000 shares for $0.30 per share.

On September 14, 2004 Ken Edge resigned as officer and director. Under terms of the Company’s stock option plan, options held by employees expire if not exercised prior to termination of employment. Mr. Edge did not exercise his option and his 1.2 million options expired on September 14, 2004.

On December 10, 2004 the Company issued options to acquire 2,310,000 common shares to a group including officers, directors, and employees. The option price is $1.20, the market price of the stock on the date of issue.

On December 22, 2004 the Company terminated Mauro Scigliano’s employment. Under terms of the Company’s stock option plan, options held by employees expire if not exercised prior to termination of employment. Mr. Scigliano did not exercise his option and his 1.25 million options expired on December 22, 2004.

On March 1, 2005 two officers exercised options to acquire 341,440 shares for $0.10 per share. The options were exercised in exchange for $34,144 in accrued salary owed the officers.

In June 2005 an officer loaned the Company $94,000 to purchase an automobile and provide operating capital. The loan is unsecured, payable on demand, and no interest is accruing.

4. STOCK TRANSACTIONS

Preferred Stock

Year ended July 31, 2002

The Company initially designated 10,000,000 of Series A and Series B preferred stock. As of July 31, 2002, the Company rescinded this designation of the Series A and B preferred stock classes. No shares were ever issued relating to these designated classes of the preferred stock.

Year ended July 31, 2003

On October 31, 2002, the Company designated a new series of preferred stock, Series A 8% Convertible Preferred Stock (“Series A Preferred Stock”), with the designation for 200,000 shares. Each share can be converted on a fractional basis of $5.00 per share plus any prorated 8% interest unpaid at the time of conversion into shares of common stock. The common stock will be issued at the lesser of either (i) $1.00 per share, or (ii) a price that equals 90% of the volume weighted average price of our common stock for the 5 trading days immediately preceding the date of conversion, but under this option, in no event shall the common stock be issued at less than $0.60 per share. In summary, the preferred shares would convert to common stock at a ratio of 5 to 1 unless the market value is less.

The issuance of the preferred shares was initially excluded from equity classification due to the potential right of rescission related to their issuance (Note 6). During the period from November 2002 to July 31, 2003, the Company sold 18,020 shares of Series A Preferred Stock for $90,100. The Company has recognized an expense for the beneficial conversion feature in the current period of $9,800. During the year ended July 31, 2003, related party preferred stockholders converted 12,520 shares of preferred stock along with accrued interest into 64,172 shares of common stock. As of July 31, 2003 there were 5,500 preferred shares outstanding representing a balance of $27,500. In August 2003, preferred stockholders converted the remaining 5,500 shares of the preferred stock along with related accrued interest into 28,684 shares of common stock.

Common Stock

Year ended July 31, 2002

In February 2002, the Company issued 10,000,000 shares of its common stock as founders’ shares. In July 2002, the Board of Directors determined that the Company had not received adequate consideration for 1,650,000 of the initial founders’ shares and cancelled them. Those shares are not considered in the presentation of common shares outstanding. The remaining 8,350,000 founders’ shares were valued at par value ($0.001 per share) amounting to $8,350.

In April 2002, the Company issued 400,000 shares of its common stock for legal services for $4,004, which was the value of the services received by the Company.

In April 2002, the Company issued 1,000,000 shares of its common stock for consulting services for $10,000, which was value of the services received by the Company. During 2003, the Company cancelled these shares for lack of contractual performance (Note 6).

During May, June and July 2002, the Company, through a private placement offering, sold 320,000 shares of its common stock at $0.25 per share for $80,000. As of July 31, 2002, the Company had received $50,000 of these proceeds. Subsequently, the Company received the remaining proceeds of $30,000.

Year ended July 31, 2003

During August and September 2002, the Company through a private placement offering sold 214,000 shares of its common stock at $0.25 per share and received proceeds of $53,500.

During August and September 2002, the Company through a private placement offering sold 90,000 shares of its common stock at $0.25 per share to a related party and received proceeds of $22,500.

During October 2002, the Company issued 200,000 shares its common stock, which includes the issuance of 50,000 shares to a related party, in exchange for future consulting services valued at $1.00 per share, the fair value per share of the Company’s common stock at the date of issuance. As of July 31, 2003, the Company had recognized expense for $189,583 for the consulting services.

During October 2002, 100,000 shares of the Company’s common stock were issued at $1.00 per share in exchange for a software package totaling $100,000, which was determined to be the fair value of the Company’s common stock on the date of issuance On December 27, 2002, the Company rescinded the software purchase agreement, canceled the 100,000 shares of common stock, which had previously been issued, and returned the RAD Tool computer software to Iocene Technology Corporation.

During December 2002, 50,000 shares of the Company’s common stock were issued at $1.00 per share to a related party consultant in exchange for future services totaling $50,000, which was determined to be the fair value of the Company’s common stock on the date of issuance. As of July 31, 2003, the Company has amortized and recorded an expense of $42,803. As of July 31, 2004, the remaining $7,197 has been recorded as expense.

During December 2002, 5,000 shares of the Company’s common stock were issued to consultants at $1.00 per share, which was determined to be the fair value of the Company’s common stock on the date of issuance, in exchange for expediting the development of the corporate website.

During December 2002, 104,000 shares of common stock were issued, in lieu of cash compensation, to two officers at $1.00 per share, which was determined to be the fair value of the Company’s common stock on the date of issuance, in exchange for accrued compensation expense for prior services totaling $104,000.

During January 2003, 200,000 shares of the Company’s common stock were issued to an employee at $1.00 per share, which was determined to be the fair value of the Company’s common stock on the date of issuance, as a signing bonus and an inducement to extend compensation payments for past services totaling $200,000. In July 2003, the Company rescinded its agreement with this employee due to lack of contractual performance and cancelled the shares.

In February 2003, 100,000 shares of the Company’s common stock were issued to a consultant in exchange for future services totaling $100,000, based on $1.00 per share, which was the fair value of the Company’s common stock on the date of issuance. As of July 31, 2003, the Company has recorded $100,000 of expense related to this transaction.

In March 2003, 108,571 shares of the Company’s common stock were issued to consultants in exchange for future services totaling $108,571 based on $1.00 per share, which was the fair value of the Company’s common stock on the date of issuance. As of July 31, 2003, the Company has recorded $69,286 of expense related to these transactions. As of July 31, 2004, the remaining $39,285 has been recorded as expense.

In July 2003, a related party exercised options to purchase 225,000 shares of the Company’s common stock in exchange for a note receivable of $67,500.

In February 2003, the Company issued an 8% Convertible Debenture in a private placement for a principal amount of $17,000. The note is convertible at any time after March 28, 2003 at a conversion price of $1 per share. The debenture is unsecured and is due and payable on February 1, 2004. In May 2003, a related party converted the $17,000 principle amount of the debenture along with accrued interest into 17,510 shares of common stock.

In May 2003, a related party preferred stockholder converted 12,520 shares of preferred stock along with accrued interest into 64,172 shares of common stock.

In July 2003, through a private placement the Company issued equity units, each of which consisted of one share of the Company’s common stock, one warrant to acquire one share of the Company’s common stock at $0.50 per share, with an exercise period which expires six months after the purchase, and one warrant to acquire one share of the Company’s common stock at $1.50 per share, with an exercise period which expires 18 months after purchase. The Company refers to this as the “July 2003 Offering”. As of July 31, 2003 a total of 46,667 equity units were sold at $1.50 per unit and resulted in the issuance of 46,667 shares of the Company’s common stock with proceeds of $70,000.

Year ended July 31, 2004

As of July 31, 2004 a total of 301,334 equity units of the July 2003 Offering were sold and 221,667 of the $0.50 warrants were exercised. In addition, 79,667 of the $0.50 warrants had expired leaving a total of 301,334 warrants outstanding. All the remaining warrants have an exercise price of $1.50.

In October 2003, through a private placement the Company authorized the sale of 2,000,000 equity units for $1.50 per unit. Each unit consists of one share of common stock and one warrant to purchase a share of common stock for $0.50, with an exercise period that expires six months after the unit is purchased. No units were sold prior to October 31, 2003. As of July 31, 2004 the Company had sold 1,081,800 units for a total of $1,622,700, and 669,836 of the warrants were exercised for a total of $334,918. As of July 31, 2004 35,000 of the warrants had expired leaving 376,964 outstanding.

In December 2003 an employee exercised options to acquire 1,800 shares for $1.00 per share. In January 2004 a former consultant exercised options to acquire 10,000 shares for $1.00 per share. In September 2003, 912,500 shares of the Company’s common shares were issued to four consultants in exchange for services totaling $ 900,475 based on $1.00 per share, which was the fair value of the Company’s common stock on the date of issuance. In addition, the Company was relieved of debt owed one of the consultants in the amount of $12,025.

In December 2003, 250,000 restricted shares of the Company’s common shares were issued to a consultant in exchange for services totaling $ 250,000 based on $1.00 per share, which was the fair value of the Company’s restricted common stock on the date of issuance.

In January 2004, 205,000 shares of the Company’s common shares were issued to consultants in exchange for services totaling $ 800,500 based on the fair value of the Company’s common stock on the dates of issuance.

In March 2004, 1,100,000 shares of the Company’s common shares were issued to consultants in exchange for services totaling $ 3,080,000 based on the fair value of the Company’s common stock on the dates of issuance.

In April 2004, 1,622,000 shares of the Company’s common shares were issued to consultants in exchange for services totaling $ 1,766,250 based on the fair value of the Company’s common stock on the dates of issuance.

In May 2004, 150,000 restricted shares of the Company’s common shares were issued to two consultants in exchange for services totaling $ 150,000 based on the fair value of the Company’s common stock on the dates of issuance.

Year ended July 31, 2005

In July 2003, through a private placement the Company authorized 300,000 equity units, each of which consisted of one share of the Company’s common stock, one warrant to acquire one share of the Company’s common stock at $0.50 per share, with an exercise period that expires six months after the purchase, and one warrant to acquire one share of the Company’s common stock at $1.50 per share, with an exercise period that expires 18 months after purchase. As of January 31, 2005 a total of 254,667 of the units were sold for a total of $$382,000, and 221,667 of the warrants were exercised for a total of $110,834. No units were sold and no warrants were exercised during the year ended July 31, 2005. As of July 31, 2005 all 301,334 of the outstanding warrants had expired.

In October 2003, through a private placement the Company authorized the sale of 2,000,000 equity units for $1.50 per unit. Each unit consists of one share of common stock and one warrant to purchase a share of common stock for $0.50, with an exercise period that expires six months after the unit is purchased. No units were sold prior to October 31, 2003. As of July 31, 2005 the Company had sold 1,279,969 units for a total of $1,919,955, and 1,066,146 of the warrants were exercised for a total of $533,074. Of these amounts, 198,169 of the units were sold and 396,310 of the warrants were exercised during the year ended July 31, 2005. As of July 31, 2005 all 178,823 of the outstanding warrants had expired.

In November 2004, the Company authorized through a private placement the sale of 2,000,000 equity units for $1.00 per unit. Each unit consists of one share of common stock and one warrant to purchase a share of common stock for $.50, with an exercise period that expires six months after the unit is purchased. As of January 31, 2006 the Company has sold 1,626,632 units for a total of $559,150, and 44,250 of the warrants were exercised for a total of $22,125. In addition, as of January 31, 2006 400,650 of the warrants had expired and 1,181,732 remain outstanding.

On November 23, 2004 the Company entered into a private placement of the Company’s common stock. Under terms of the agreement the Company sold five million shares of stock in exchange for $5 million in U.S. Treasury Bonds. A security agreement covering the bonds was subsequently granted another party incidental to a separate transaction. (See paragraph below).

On November 23, 2004 the Company entered into an equity swap transaction with Cogent Capital Corporation (Cogent). Under terms of the agreement the Company paid Cogent $50,000 in cash, and agreed to pay an amount equal to the interest on $5 million, at LIBOR plus 1.25%, for the next 24 months. In addition, the Company agreed to pay Cogent an amount equal to the decrease in value of four million shares of Aegis’ common stock below $1.00 per share, its fair market value at the date of the agreement. Cogent agreed to pay the Company an amount equal to the increase in value of four million shares of Aegis’ common stock above $1.00 per share. The agreement is for 24 months, and the settlement between the Company and Cogent is to be paid in cash at the termination of the agreement. The Company’s potential obligation under the swap transaction is secured with U.S. Treasury Bonds received in a private placement of the Company’s stock (see paragraph above), including all interest earned on the bonds. The Company also received from Cogent a call option on four million shares of Aegis’ common stock. The option is callable only on November 23, 2006, for the market price on that date.

In January 2005 the Company granted an option to acquire 480,000 shares of the Company’s unrestricted common shares for $0.10 a share to a consultant in exchange for services totaling $744,000, based on $1.65 per share, which was the fair value of the Company’s common stock on the date of issuance. The option was also exercised in January 2005 via a note for $48,000 payable 90 days from the date of issue. The common stock underlying the options is subject to a market stand-off provision which provides that the holder shall not sell or otherwise transfer or dispose of any of the common stock in excess of 1,000 shares in any calendar week until the Company’s common stock is listed on the American Stock Exchange.

In January 2005 the Company granted an option to acquire 115,000 shares of the Company’s unrestricted common shares for $0.13 a share to a consultant in exchange for services totaling $169,050, based on $1.60 per share, which was the fair value of the Company’s common stock on the date of issuance.

In January 2005 the Company granted an option to acquire 103,500 shares of the Company’s unrestricted common shares for $0.13 a share to a consultant in exchange for services totaling $133,515, based on $1.42 per share, which was the fair value of the Company’s common stock on the date of issuance.

In January 2005 a former consultant exercised his option to acquire 10,000 shares for $1.00 per share.

In January 2005, 260,000 shares of the Company’s restricted common shares were issued to consultants in exchange for services totaling $ 260,000, based on $1.00 per share, which was the fair value of the Company’s common stock on the date of issuance.

In March 2005 the Company granted an option to acquire 770,000 shares of the Company’s unrestricted common shares for $0.10 a share to a consultant in exchange for services totaling $1,270,500, based on $1.75 per share, which was the fair value of the Company’s common stock on the date of issuance. The option was also exercised in March 2005.

In March 2005 the Company granted an option to acquire 250,000 shares of the Company’s unrestricted common shares for $0.15 a share to a consultant in exchange for services totaling $252,500, based on $1.16 per share, which was the fair value of the Company’s common stock on the date of issuance. All the options were exercised at the time of grant.

In April 2005 the Company granted an option to acquire 250,000 shares of the Company’s unrestricted common shares for $0.10 a share to a consultant in exchange for services totaling $300,000, based on $1.30 per share, which was the fair value of the Company’s common stock on the date of issuance. All the options were exercised at the time of grant.

In April 2005 the Company granted an option to acquire 250,000 shares of the Company’s unrestricted common shares for $0.10 a share to a consultant in exchange for services totaling $262,500, based on $1.15 per share, which was the fair value of the Company’s common stock on the date of issuance. All the options were exercised at the time of grant.

In April 2005 the Company granted an option to acquire 500,000 shares of the Company’s unrestricted common shares for $0.10 a share to a consultant in exchange for services totaling $550,000, based on $1.20 per share, which was the fair value of the Company’s common stock on the date of issuance. The consultant elected to exercise 300,000 of the options at the time of grant.

In March 2005, 160,000 shares of the Company’s restricted common shares were issued to consultants in exchange for services totaling $160,000, based on $1.00 per share, which was the fair value of the Company’s common stock on the date of issuance.

In June 2005 the Company granted an option to acquire 550,000 shares of the Company’s unrestricted common shares for $0.10 a share to a consultant in exchange for services totaling $484,000, based on $0.98 per share, which was the fair value of the Company’s common stock on the date of issuance. The options were also exercised in June

2005 via a note for $55,000 payable 90 days from the date of issue.

In June 2005, 50,000 shares of the Company’s restricted common shares were issued to a consultant in exchange for services totaling $ 50,000, based on $1.00 per share, which was the fair value of the Company’s common stock on the date of issuance.

In September 2005, the Company authorized through a private placement the sale of 150,000 shares of common stock for $.33 per share. All the shares were sold as of October 31, 2005.

In October 2005, 200,000 shares of the Company’s restricted common shares were issued to a consultant in exchange for future services totaling $ 20,000, based on $.10 per share, which was the fair value of the Company’s common stock on the date of issuance.

In November 2005, the Company authorized through a private placement the sale of 2,533,333 shares of restricted common stock for $.15 per share. All the shares were sold as of January 31, 2006 for a total of $380,000.

The Company has reserved for future issuance common stock as follows:

	Year Ended July 31,
	2005	2004

Employee common stock options	5,926,790	6,238,200
Warrants	422,882	678,698

Common stock reserved for future issuance	6,349,672	6,916,498

Stock Options

During April 2002, the Company adopted the 2002 Stock Option Plan (the Plan) to retain the services of persons now serving in certain capacities and to secure the services of persons capable of serving in similar capacities.

The total number of shares of common stock that may be purchased pursuant to the exercise of options shall not exceed, in the aggregate, 10,000,000 shares of the Company’s authorized common stock. However, at no time, shall the number of shares of common stock issuable upon exercise of all issued and outstanding options pursuant to the Plan, or any similar plan adopted by the Company’s Board of Directors, exceed a number of shares which is equal to 30% of the then outstanding shares of common stock of the Company. The Plan shall be administered by an option committee (the “Committee”) consisting of no fewer than two and no more than three members designated by the Board. The termination date of the Plan is December 31, 2007. The purchase price of each share purchasable pursuant to any incentive option shall be determined by the Committee at an exercise price not less 100% of the fair market value of the common stock on the date of issue. For options granted to individuals or entities possessing greater than 10% of the total combined voting power of all classes of capital stock, the exercise price shall not be less than 110% of the fair market value of the Company’s common stock upon the date of issuance.

Options shall be exercisable for a period not to exceed five years from date of grant. For options issued to an individual or entity possessing greater than 10% of the total combined voting power of all classes of capital stock, the options shall be exercisable for a period not to exceed three years. Should the term of services of the optionee terminate or expire, the options will expire no later than one year after the date of termination or expiration.

The Company historically has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its employee stock options. Accordingly, no compensation expense is recognized in the Company’s financial statements related to options issued to employees because the exercise price of the Company’s employee stock options equals the market price of the Company’s common stock on the date of grant. For options issued to consultants, pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, the Company has recorded compensation costs based on the fair value at the grant date for its stock options

However, in December 2004, the FASB issued FASB SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows.

Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company adopted the new standard and it will be effective for the quarter beginning February 1, 2006. The Company is currently evaluating to what extent the entity’s equity instruments will be used in the future for employees services and the transition provisions of this standard; therefore, the impact to the Company’s financial statements of the adoption of SFAS No. 123R cannot be predicted with certainty

The following table summarizes information about stock options granted and outstanding at July 31, 2005 and July 31, 2004, and the changes during the years then ended. No options were issued in the six-months ended January 31, 2006.

	Options	Weighted Average Exercise Price

Outstanding at July 31, 2002	2,500,000	$0.16
Granted	2,545,000	0.71
Exercised	(225,000)	0.30
Canceled	(750,000)	0.23
Outstanding at July 31, 2003	4,070,000	$0.48
Exercisable at July 31, 2003	3,970,000	$0.47
Granted	2,450,000	3.05
Exercised	(270,000)	0.10
Canceled	(11,800)	1.00
Outstanding at July 31, 2004	6,238,200	$1.51
Exercisable at July 31, 2004	6,238,200	$1.51
Granted	2,310,000	1.20
Granted	218,500	0.13
Granted	2,800,000	0.10
Granted	250,000	0.15
Exercised (Grillo)	(20,000)	0.30
Exercised (Consultants)	(218,500)	0.13
Exercised (Consultants)	(2,941,440)	0.10
Exercised (Bean)	(10,000)	1.00
Exercised (Consultants)	(250,000)	0.15
Expired (Scigliano)	(1,250,000)	3.05
Expired (Edge)	(1,200,000)	3.05
Outstanding at July 31, 2005	5,926,760	$0.79
Exercisable at July 31, 2005	5,926,760	$0.79

The following table summarizes information about the exercise dates of stock options granted and outstanding at July 31, 2005 and January 31, 2006. No options were issued in the six-months ended January 31, 2006.

Date of Grant	Number of Options	Outstanding at July 31, 2005	Exercise Dates

Employees
April 1, 2002	1,500,000	858,560	January 2003 to January 2006
September 1, 2002	300,000	300,000	June 2003 to June 2006
December 1, 2003	10,000	10,000	January 2003 to January 2006
January 1, 2003	150,000	150,000	June 2003 to June 2006
March 1, 2003	200,000	200,000	June 2003 to June 2006
March 1, 2003	10,000	10,000	March 2003 to January 2006
June 1, 2003	100,000	98,200	June 2003 to August 2006
July 1, 2003	800,000	800,000	July 2003 to July 2006
July 1, 2003	300,000	300,000	July 2003 to July 2006
January 1, 2005	2,310,000	2,310,000	January 2005 to January 2008
Non-Employees
August 1, 2002	400,000	400,000	August 2002 to March 2006
October 1, 2002	375,000	150,000	January 2003 to June 2006
November 1, 2002	100,000	100,000	February 2003 to November 2005
May 1, 2003	50,000	40,000	May 2003 to May 2006
May 1, 2005	500,000	200,000	May 2005 to May 2008
Total	7,105,000	5,926,760

Employee Stock Option Grants

During April 2002, the Company issued to employees options to purchase 250,000 shares of its common stock exercisable at $0.10 per share during the exercise period from January 1, 2003 to January 1, 2006. These options were subsequently cancelled by the Company in the year ended July 31, 2003.

During April 2002, the Company issued to employees options to purchase 1,500,000 shares of its common stock exercisable at $0.10 per share during the exercise period from January 1, 2003 to January 1, 2006. The fair value of the common stock on date of issuance was $0.01 per share.

During July 2002, the Company issued two officers and major stockholders 250,000 options to purchase shares of its common stock exercisable at $0.30 per share during the exercise period from June 1, 2003 to June 1, 2006. The fair value of the common stock on the date of issuance was $0.25 per share. These options were subsequently canceled by the Company during the year ended July 31, 2003.

During September 2002, the Company issued to officers/employees options to purchase 300,000 shares of its common stock exercisable at $0.30 per share during the exercise period from June 1, 2003 to June 1, 2006. The fair value of the common stock on date of issuance was $0.25 per share.

During December 2002, the Company issued to an employee options to purchase 10,000 shares of its common stock at $0.30 per share during an exercise period which begins on January 1, 2003 and terminates on January 1, 2006.

During January 2003, the Company issued an employee options to purchase 150,000 shares of its common stock at $1.10 per share during an exercise period from June 1, 2003 to June 1, 2006. The fair value of the common stock on date of issuance was $1.00 per share.

During March 2003, the Company issued to an employee options to purchase 200,000 shares of its common stock at $1.00 per share during an exercise period which begins on March 30, 2003 and terminates on March 30, 2006. The fair value of the common stock on date of issuance was $1.00 per share.

During March 2003, the Company issued to an employee options to purchase 10,000 shares of its common stock at $0.30 per share during an exercise period which terminates on January 1, 2006. The fair value of the common stock on date of issuance was $1.00 per share. The Company recorded $7,000 of expense related to the issuance of these options.

During June 2003, the Company issued to an employee options to purchase 100,000 shares of its common stock at $1.00 per share during an exercise period which began in June 2003 and terminates in August 2006. The fair value of the common stock on date of issuance was $1.00 per share.

During July 2003, the Company issued to an employee options to purchase 800,000 shares of its common stock at $1.10 per share during an exercise period which begins in July 2003 and terminates in July 2006. The fair value of the common stock on date of issuance was $1.00 per share.

During July 2003 the Company issued an employee options to purchase 300,000 shares of its common stock at $1.10 per share during an exercise period from July 2003 to July 2006. The fair value of the common stock on date of issuance was $1.00 per share.

During April 2004 two employees were issued three-year options to purchase 2.45 million shares at $3.05 per share,

the market value of the shares on the date the options were issued.

During September 2004 options to purchase 1.25 million shares for $3.05 expired when the employee terminated employment.

During December 2004 options to purchase 1.2 million shares for $3.05 expired when the employee terminated employment.

During December 2004 a group of employees and directors were issued three-year options to purchase 2,310,000 shares at $1.20 per share, the market value of the shares on the date the options were issued.

During April 2005, the Company issued to an employee options to purchase 500,000 shares of its common stock at $0.10 per share during an exercise period which terminates on January 1, 2006. The fair value of the common stock on date of issuance was $1.20 per share. The Company recorded $550,000 of expense related to the issuance of these options.

Non-Employee Stock Option Grants

In August 2002, the Company issued a consultant options to purchase 400,000 shares of its common stock for future services, exercisable at $0.30 per share during the exercise period from August 15, 2002 to March 1, 2006. The fair value of the common stock on the date of issuance was $0.30 per share. The fair value of these options amounted to $54,640, which will be amortized over the service period. During the year ended July 31, 2003, the Company recognized an expense of $54,640 for options granted to this consultant.

During September and October 2002, the Company issued consultants options to purchase an aggregate of 375,000 shares of its common stock, which included options issued to a related party to purchase 225,000 shares of its common stock for future services, exercisable at $0.30 per share during the exercise period from January 1, 2003 to June 1, 2006. The fair value of the common stock on the date of issuance was $1.00 per share. The total value of these options amounted to $311,775, which is being amortized as the service is provided. As of the year ended July 31, 2003, the Company recognized consulting expense of $275,801 related to these options granted to the consultants. As of July 31, 2004, the remaining $35,974 has been recorded as expense.

During November 2002, the Company issued a consultant options to purchase 100,000 shares of its common stock for future services, exercisable at $0.30 per share during the exercise period from February 15, 2003 to November 15, 2005. The fair value of the common stock on the date of issuance was $1.00 per share. The total value of these options amounted to $83,140, which will be amortized over the service period. During the year ended July 31, 2003, the Company recognized an expense of $58,891 for options granted to this consultant. As of July 31, 2004, the remaining $24,249 has been recorded as expense.

In May 2003, the Company issued a consultant options to purchase 50,000 shares of its common stock for services, exercisable at $1.00 per share during an exercise period from May 15, 2003 to May 15, 2006. The fair value of the common stock on the date of issuance was $1.00 per share. The total value of these options amounted to $22,830, which will be amortized over the service period. During the year ended July 31, 2003, the Company recognized an expense of $5,708 for options granted to this consultant. As of July 31, 2004, the remaining $17,122 has been recorded as expense.

In January 2005, the Company issued a consultant options to purchase 480,000 shares of its common stock for services, exercisable at $0.10 per share. The options were immediately exercised in exchange for a note for $48,000. The fair value of the common stock on the date of issuance was $1.65 per share. The total value of the services amounted to $744,000, which was recognized as an expense. The common stock underlying the options is subject to a market stand-off provision which provides that the holder shall not sell or otherwise transfer or dispose of any of the common stock in excess of 1,000 shares in any calendar week until the Company’s common stock is listed on the American Stock Exchange.

In January 2005, the Company issued a consultant options to purchase 115,000 shares of its common stock for services, exercisable at $0.13 per share. The options were immediately exercised. The fair value of the common stock on the date of issuance was $1.60 per share. The total value of the services amounted to $169,050, which was recognized as an expense.

In January 2005, the Company issued a consultant options to purchase 103,500 shares of its common stock for services, exercisable at $0.13 per share. The options were immediately exercised. The fair value of the common stock on the date of issuance was $1.42 per share. The total value of the services amounted to $133,515, which was recognized as an expense.

In March 2005, the Company issued a consultant options to purchase 250,000 shares of its common stock for services, exercisable at $0.15 per share. The options were immediately exercised. The fair value of the common stock on the date of issuance was $1.16 per share. The total value of the services amounted to $252,500, which was recognized as an expense.

In April 2005, the Company issued a consultant options to purchase 770,000 shares of its common stock for services, exercisable at $0.10 per share. The options were immediately exercised. The fair value of the common stock on the date of issuance was $1.75 per share. The total value of the services amounted to $1,270,500, which was recognized as an expense.

In April 2005, the Company issued a consultant options to purchase 250,000 shares of its common stock for services, exercisable at $0.10 per share. The options were immediately exercised. The fair value of the common stock on the date of issuance was $1.30 per share. The total value of the services amounted to $300,000, which was recognized as an expense.

In April 2005, the Company issued a consultant options to purchase 250,000 shares of its common stock for services, exercisable at $0.10 per share. The options were immediately exercised. The fair value of the common stock on the date of issuance was $1.15 per share. The total value of the services amounted to $262,500, which was recognized as an expense.

In April 2005, the Company issued a consultant options to purchase 550,000 shares of its common stock for services, exercisable at $0.10 per share. The options were immediately exercised in exchange for a note for $55,000. The fair value of the common stock on the date of issuance was $0.98 per share. The total value of the services amounted to $484,000, which was recognized as an expense.

5. LEASE AGREEMENTS

In October 2003, the Company entered into a lease agreement for an industrial building. The lease has an initial term of eighteen months with an option to extend the lease for an additional six-month term thereafter. The monthly payment under the lease is $2,250. Upon execution of the lease the Company paid the first and last months lease payment and a security deposit of $7,000. The Company elected not to extend use of the facility beyond the initial eighteen-month period, and vacated the space in February 2005.The facility was used for product research and development.

On March 1, 2004 the Company moved its corporate headquarters to Scottsdale, Arizona. The Company signed a three-year lease calling for monthly payments of $4,963.13 beginning March 1, 2004.

Total non-cancelable payments due under the two leases are as follows:

Fiscal year ended:
July 31, 2004	$47,316
July 31, 2005	$77,558
July 31, 2006	$59,558
July 31, 2007	$34,742
Total	$219,173

6. COMMITMENTS AND CONTINGENCIES

Financial Results, Liquidity and Management’s Plan

The Company has incurred net losses since its inception in January 2002 and has no established sources of revenue. The net losses were $6,917,537 and $8,968,578 for the years ended July 31, 2005 and 2004, respectively. The net losses were $848,373 and $3,349,251 for the three-month periods ended January 31, 2006 and 2005, respectively, and $4,287,808 and $3,892,151 for the six-month periods ended January 31, 2006 and 2005, respectively. Despite its negative cash flows from operations of $1,592,573 and $1,776,427 for the years ended July 31, 2005 and 2004, respectively, and $640,684 and $1,134,028 for the six-month periods ended January 31, 2006 and 2005, respectively, the Company has been able to obtain additional operating capital through private funding sources. Management’s plans include the continued development of the Company’s SafetyNet products and a client awareness program that it believes will enhance its ability to generate revenues from the sale of the Company’s products. The Company has relied upon equity funding and loans from stockholders since inception.

During the fiscal years ended July 31, 2005 and 2004, and the six-month periods ended January 31, 2006, the Company financed its operations through private equity funding and loans from officers and others. The Company may offer shares of its common stock during the year ended July 31, 2006. No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company’s securities and borrowing, or that the sale of the SafetyNet products will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Preferred Stock

From November 2002 through January 2003, the Company sold 18,020 shares of its Series A Preferred Stock (the preferred stock). A question arose as to the propriety of the Company’s reliance upon a section of the Securities Act of 1933 that the preferred stock was exempt from registration. The potential consequence of the shares not being subject to the exemption created a right of rescission for each investor amounting to the total of their investment. During the year ended July 31, 2003, a preferred stockholder who is a related party converted 12,520 shares of the preferred stock along with accrued interest into 64,172 shares of common stock. There were 5,500 preferred shares outstanding at July 31, 2003 representing a balance of $27,500. As of July 31, 2003, the Company had received requests for conversion for all of the remaining 5,500 preferred shares.

In August 2003, preferred stockholders converted the remaining 5,500 shares of the preferred stock along with related accrued interest into 28,684 shares of common stock.

Litigation

On September 18, 2003, the Company filed a complaint in the Superior Court of the State of California, Orange County, Case No. 03CC11547, against two former employees, Eric Peacock (“Peacock”), Vernon M. Briggs III (“Briggs”) and a corporation they own, Iocene Technology Corporation, a Nevada corporation (“Iocene”), for, among other things, fraud, deceit, conspiracy, breach of contract and conversion. On October 1, 2003, they filed a cross-complaint against the Company and its directors. The Company has vigorously prosecuted its complaint and trial is scheduled for June 5, 2006. The Defendants have recently dismissed several causes of action against the Company, and the directors have retained their own counsel and intend to sue the Defendants and their law firm for malicious prosecution. The Company believes it will prevail in this action.

In May 2004, the Company entered into a distribution agreement with JAD Corporation of America to serve as its domestic distributor based on JAD’s representations to the Company that it had sufficient resources, manpower and expertise to market the RadioBridge product nationally. JAD’s marketing efforts did not result in sales to end-users and the Company entered into discussions with JAD about reducing the size of the territory covered by the distribution agreement and amending other provisions of that agreement. On December 30, 2004, JAD notified the Company that it no longer wanted to be a distributor for the Company’s products and intended to rescind the distribution agreement by filing a complaint against the Company in Los Angeles County Superior Court, which included causes of action to terminate and rescind the distribution agreement, and for breach of contract. JAD’s principal, Joseph Dussich, also appeared as a plaintiff in a separate cause of action in the complaint to rescind and terminate his consulting agreement with the Company. There were also additional causes of action arising from the business relationship between the parties. The parties mediated the case but were unable to finalize a settlement. The Company intends to continue to explore settlement. Trial is scheduled for August 7, 206.

In April 2005, the Company had a dispute with its former engineering firm, 3Netics. After the Company informed 3Netics that they would no longer be manufacturing the SafetyNet RadioBridge(TM) because the Company had replaced them with CirTran Corporation, 3Netics refused to provide the Company with parts inventory, which the Company had paid for, and claimed that the Company owed them additional monies for those parts and engineering services they had supplied in the prior year. 3Netics filed a complaint in Washington State to adjudicate these claims. The amount at issue is not material.

In September 2005 we arbitrated a dispute with Robert Alcaraz, a former employee. Prior to a final judgment in that matter the parties agreed that a negotiated compromise of this dispute was preferable to continuing the arbitration process. The parties entered into a consulting contract for a one-year period pursuant to which Mr. Alcaraz will provide his expertise in evaluating the company’s products. The parties further agreed that 650,000 shares of Aegis common stock (including exercisable options) previously issued to Mr. Alcaraz were cancelled. Aegis further agreed to reissue 800,000 shares of common stock to Mr. Alcaraz for the purchase price of $8,000, subject to the restrictions embodied in Rule 144. In consideration of the new restriction period on the stock, Aegis agreed that, if the closing price of the common stock is less than $0.60 per share on the first business day following the restricted period, Mr. Alcaraz shall be entitled to an additional cash payment from Aegis amounting to the difference between $0.60 per share and the closing price value of the stock, payable within thirty days. The company also reimbursed Mr. Alcaraz for his costs and attorney’s fees in the arbitration. If we do not make the payments specified, Mr. Alcaraz can seek entry of judgment for all unpaid wages, consulting fees, arbitration expenses and attorneys’ fees that he sought in the original arbitration.

Distribution Agreement

On May 24, 2004 the Company entered into a distribution agreement with JAD Corporation of America (“JAD”) and received an initial $2.4 million purchase order for RadioBridges. On June 1, 2004 the Company received a first progress payment of $350,000 from JAD against the first units of the May 24, 2004 purchase order. As of June 30, 2005, 52 units had been delivered to JAD.

7. SUBSEQUENT EVENTS

As of November 11, 2005 the Company had sold 826,632 units of the November 2004 offering for a total of $551,150, and 44,250 of the warrants were exercised for a total of $22,125. In addition, as of November 11, 2005 82,000 of the warrants had expired and 700,382 remain outstanding.

In September 2005 we arbitrated a dispute with Robert Alcaraz, a former employee. Prior to a final judgment in that matter the parties agreed that a negotiated compromise of this dispute was preferable to continuing the arbitration process. The parties entered into a consulting contract for a one-year period pursuant to which Mr. Alcaraz will provide his expertise in evaluating the company’s products. The parties further agreed that 650,000 shares of Aegis common stock (including exercisable options) previously issued to Mr. Alcaraz were cancelled. Aegis further agreed to reissue 800,000 shares of common stock to Mr. Alcaraz for the purchase price of $8,000, subject to the restrictions embodied in Rule 144. In consideration of the new restriction period on the stock, Aegis agreed that, if the closing price of the common stock is less than $0.60 per share on the first business day following the restricted period, Mr. Alcaraz shall be entitled to an additional cash payment from Aegis amounting to the difference between $0.60 per share and the closing price value of the stock, payable within thirty days. The company also reimbursed Mr. Alcaraz for his costs and attorney’s fees in the arbitration. If we do not make the payments specified, Mr. Alcaraz can seek entry of judgment for all unpaid wages, consulting fees, arbitration expenses and attorneys’ fees that he sought in the original arbitration.

On February 17, 2006 the Company entered into a subscription agreement for the private placement of certain promissory notes with accredited investors in the principal aggregate amount of $500,000. The notes each have a one-year maturity date and provide for simple interest payable on each note at the annual rate of 10%. The subscribers have the right from and after the date of the issuance of the notes until the notes are fully paid, to convert any outstanding and unpaid principal portion of each note, and accrued interest, at the election of such subscriber into fully paid and nonassessable shares of the Company’s common stock at a conversion price per share of $0.15.

The Company also agreed to issue and deliver certain warrants to the subscribers in connection with the agreement. Each subscriber received one Class A Warrant and one Class B Warrant for the right to purchase the number of shares of common stock equal to the number of shares of common stock underlying each note assuming conversion as of February 17, 2006. The Class A Warrant is immediately exercisable for an exercise price of $0.25 per share and expires on February 17, 2011. The Class B Warrant is immediately exercisable for an exercise price of $0.60 per share and expires on February 17, 2009. The Company has agreed to file a registration statement registering the shares underlying the notes and the warrants.

The Company also entered into a security agreement to secure the notes and pursuant to such security agreement the subscribers have been granted a security interest in all the assets of the Company. The subscribers appointed a collateral agent to represent them collectively in connection with such security agreement. On March 16, 2006, the Company amended the original transactions to include an additional principal aggregate amount of $300,000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	5
Use of Proceeds	14
Market for Common Equity and Related Stockholder Matters	14
Management’s Discussion and Analysis	17
Off-Balance Sheet Arrangements	22
Effect of Inflation and Changes in Prices	22
Business	22
Description of Property	32
Legal Proceedings	32
Management	33
Description of Securities	39
Indemnification for Securities Act Liabilities	41
Selling Stockholders	42
Plan of Distribution	44
Legal Matters	45
Experts	45
Changes in and Disagreements with Accountants	45
Available Information	46
Index to Financial Statements	47

UP TO 20,533,335 SHARES

OF OUR

COMMON STOCK

AEGIS ASSESSMENTS, INC.

PROSPECTUS

April 12, 2006